CREDIT AGREEMENT

DATED AS OF FEBRUARY 15, 2019
by and among
HIGHLANDS REIT, INC.
AS BORROWER,

THE HUNTINGTON NATIONAL BANK,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
AND
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,

THE HUNTINGTON NATIONAL BANK,
AS AGENT, ISSUING LENDER, LEAD ARRANGER,
BOOK MANAGER, AND SYNDICATION AGENT

TABLE OF CONTENTS

§1.DEFINITIONS AND RULES OF INTERPRETATION.
§1.1Definitions    1
§1.2Rules of Interpretation.    31
§2.THE CREDIT FACILITY.
§2.1Commitments to Lend.    33
§2.2Intentionally Omitted.    34
§2.3Reduction and Termination of the Commitments    34
§2.4Interest on Loans.    35
§2.5Requests for Loans    35
§2.6Funds for Loans.    36
§2.7Use of Proceeds    36
§2.8Letters of Credit.    37
§2.9Extension of Maturity Dates    41
§2.10Facility Unused Fee    42
§2.11Increase in Total Commitment.    42
§2.12Defaulting Lenders.    44
§2.13Pro Rata Treatment.    47
§3.REPAYMENT OF THE LOANS.
§3.1Maturity    48
§3.2Mandatory Prepayments    48
§3.3Optional Prepayments.    48
§3.4Partial Prepayments    49
§3.5Effect of Prepayments    49
§4.CERTAIN GENERAL PROVISIONS.
§4.1Continuation and Conversion Options.    49
§4.2Fees    50
§4.3Funds for Payments.    50
§4.4Computations    55
§4.5Suspension of LIBOR Rate Loans    55
§4.6Illegality    56
§4.7Additional Interest    56

§4.8Additional Costs, Etc.    56
§4.9Capital Adequacy    57
§4.10Breakage Costs    58
§4.11Default Interest; Late Charge    58
§4.12Certificate    58
§4.13Limitation on Interest    58
§4.14Certain Provisions Relating to Increased Costs and Non-Funding Lenders    59
§5.COLLATERAL SECURITY.
§5.1Collateral    60
§5.2Additional Guarantors/Pledge    60
§5.3Release    60
§5.4Addition of Pool Properties in Connection with Advances.    60
§5.5Release of Certain Guarantors    61
§5.6Release of Collateral    61
§6.REPRESENTATIONS AND WARRANTIES.
§6.1Corporate Authority, Etc.    62
§6.2Governmental Approvals    63
§6.3Title to Pool Properties    63
§6.4Financial Statements    63
§6.5No Material Changes    63
§6.6Franchises, Patents, Copyrights, Etc.    63
§6.7Litigation    63
§6.8No Material Adverse Contracts, Etc.    64
§6.9Compliance with Other Instruments, Laws, Etc.    64
§6.10Tax Status    64
§6.11Intentionally Omitted.    64
§6.12Investment Company Act; EEA Financial Institution    64
§6.13Absence of UCC Financing Statements, Etc.    64
§6.14Setoff, Etc.    64
§6.15No Event of Default    64
§6.16Employee Benefit Plans    65
§6.17Disclosure    65
§6.18Trade Name; Place of Business    65
§6.19Regulations T, U and X    65

§6.20Environmental Compliance    65
§6.21Subsidiaries; Organizational Structure    67
§6.22Leasing    67
§6.23Property    67
§6.24Brokers    68
§6.25Other Debt    68
§6.26Solvency    68
§6.27No Bankruptcy Filing    68
§6.28No Fraudulent Intent    68
§6.29Transaction in Best Interests of Credit Parties; Consideration    69
§6.30OFAC    69
§6.31Ground Lease.    69
§7.AFFIRMATIVE COVENANTS.
§7.1Punctual Payment    70
§7.2Maintenance of Office    70
§7.3Records and Accounts    70
§7.4Financial Statements, Certificates and Information    70
§7.5Notices.    73
§7.6Existence; Maintenance of Properties.    74
§7.7Insurance.    74
§7.8Taxes; Liens    75
§7.9Inspection of Properties and Books    75
§7.10Compliance with Laws, Contracts, Licenses, and Permits    76
§7.11Further Assurances    76
§7.12Property Management Agreements    76
§7.13Business Operations    76
§7.14[Reserved].    76
§7.15Ownership of Real Estate    76
§7.16Distributions of Income to Borrower    76
§7.17Plan Assets    77
§7.18[Reserved].    77
§8.NEGATIVE COVENANTS.
§8.1Restrictions on Indebtedness    77
§8.2Restrictions on Liens, Etc.    78

§8.3Restrictions on Investments    81
§8.4Merger, Consolidation    82
§8.5Sale and Leaseback    82
§8.6Compliance with Environmental Laws    82
§8.7Asset Sales    83
§8.8Pool Properties    83
§8.9Restriction on Prepayment of Indebtedness    84
§8.10Derivatives Contracts    84
§8.11Transactions with Affiliates    84
§8.12Intentionally Omitted.    84
§8.13Changes to Organizational Documents    85
§8.14Sanctions and Anti-Terrorism    85
§8.15ERISA    85
§9.FINANCIAL COVENANTS.
§9.1Maximum Consolidated Leverage Ratio    85
§9.2Minimum Fixed Charge Coverage Ratio    85
§9.3Minimum Consolidated Tangible Net Worth    85
§9.4Maximum Consolidated Variable Rate Indebtedness    85
§9.5Maximum Recourse Indebtedness    86
§9.6Pool Property Availability    86
§9.7Maximum Cross-Collateralized Non-Recourse Debt    86
§9.8Pool Covenants    86
§9.9Maximum FFO Payout Ratio    86
§10.CLOSING CONDITIONS.
§10.1Loan Documents    86
§10.2Certified Copies of Organizational Documents    87
§10.3Resolutions    87
§10.4Incumbency Certificate; Authorized Signers    87
§10.5Opinion of Counsel    87
§10.6Payment of Fees    87
§10.7Performance; No Default    87
§10.8Representations and Warranties    87
§10.9Compliance Certificate    87
§10.10Patriot Act; Anti-Terrorism Laws    87

§10.11Eligible Real Estate Qualification Documents    87
§10.12Consents    88
§10.13Material Adverse Effect    88
§10.14Repayment    88
§10.15Other    88
§11.CONDITIONS TO ALL BORROWINGS.
§11.1Prior Conditions Satisfied    88
§11.2Representations True; No Default; No Material Adverse Effect    88
§11.3Borrowing Documents    88
§12.EVENTS OF DEFAULT; ACCELERATION; ETC.
§12.1Events of Default and Acceleration    89
§12.2Certain Cure Rights    91
§12.3Termination of Commitments    91
§12.4Remedies    92
§12.5Distribution of Collateral Proceeds    92
§12.6Remedies in Respect of Hedge Obligations    93
§12.7Cash Collateral Account.    94
§13.SETOFF.
§14.THE AGENT.
§14.1Authorization    95
§14.2Employees and Agents    95
§14.3No Liability    95
§14.4No Representations    96
§14.5Payments.    96
§14.6Holders of Notes    97
§14.7Indemnity    97
§14.8Agent as Lender    97
§14.9Resignation; Removal    97
§14.10Duties in the Case of Enforcement    98
§14.11Bankruptcy    98
§14.12Request for Agent Action    98
§14.13Reliance by Agent    98
§14.14Approvals    99
§14.15Borrower Not Beneficiary    99

v

§14.16Reliance on Hedge Provider    99
§15.EXPENSES.
§16.INDEMNIFICATION.
§17.SURVIVAL OF REPRESENTATIONS.
§18.ASSIGNMENT AND PARTICIPATION.
§18.1Conditions to Assignment by Lenders    102
§18.2Register    103
§18.3New Notes    103
§18.4Participations    104
§18.5Pledge by Lender    104
§18.6No Assignment by Borrower    104
§18.7Disclosure    105
§18.8Titled Agents    105
§18.9Amendments to Loan Documents    105
§18.10Mandatory Assignment by Non-Consenting Lender    105
§19.SEVERAL OBLIGATIONS; NO LIABILITY; NO RELEASE
§20.NOTICES.
§21.RELATIONSHIP
§22.GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE
§23.HEADINGS
§24.COUNTERPARTS
§25.ENTIRE AGREEMENT, ETC
§26.WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS
§27.DEALINGS WITH THE BORROWER
§28.CONSENTS, AMENDMENTS, WAIVERS, ETC.
§28.1Amendments Generally    109
§28.2Additional Lender Consents    110
§28.3Amendment of Agent’s Duties, Etc.    110
§28.4Defaulting Lender Votes    110
§28.5Technical Amendments    111
§29.SEVERABILITY
§30.TIME OF THE ESSENCE
§31.NO UNWRITTEN AGREEMENTS
§32.REPLACEMENT NOTES

§33.NO THIRD PARTIES BENEFITED
§34.IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT
§35.Acknowledgement and consent to bail-in of eea financial institutions
§36.JOINT AND SEVERAL LIABILITY
§37.ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWER.
§37.1[Reserved]    113
§37.2Waiver of Supplemental Stay    113
§37.3Waiver of Defenses    113
§37.4Waiver    115
§37.5Subordination    116
§38.ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF TERM NOTE/ REVOLVING NOTE

Exhibit B	FORM OF JOINDER AGREEMENT

Exhibit C	FORM OF REQUEST FOR LOAN

Exhibit C-1	FORM OF REQUEST FOR LETTER OF CREDIT

Exhibit D	FORM OF COMPLIANCE CERTIFICATE

Exhibit E	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit F	FORM OF LETTER OF CREDIT APPLICATION

Exhibit G	FORMS OF TAX COMPLIANCE CERTIFICATE

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX ID NUMBERS

Schedule 6.20	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21	SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL; LEASE CONCESSIONS; ADVANCE RENT AND OTHER PAYMENTS

Schedule 6.23	PROPERTY; EXCEPTIONS TO PHYSICAL CONDITION: PENDING EMINENT DOMAIN PROCEEDINGS: PROPERTY MANAGEMENT AGREEMENTS

Schedule 7.12(a)	QUALIFIED MANAGERS

Schedule 8.1	INDEBTEDNESS

Schedule 8.11	CERTAIN TRANSACTIONS

Schedule 20	NOTICE ADDRESSES

Schedule PP	INITIAL POOL PROPERTIES

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is made as of February 15, 2019, by and among HIGHLANDS REIT, INC., a Maryland corporation (the “Borrower”), THE HUNTINGTON NATIONAL BANK (“HNB”), the other lending institutions which are parties to this Agreement as “Lenders,” and the other lending institutions that may become parties hereto pursuant to §18, as lenders, and THE HUNTINGTON NATIONAL BANK, as administrative agent for the Lenders (the “Agent”) and as Issuing Lender, Lead Arranger, Book Manager and Syndication Agent.
R E C I T A L S
WHEREAS, Borrower has requested that the Lenders provide revolving and term loan facilities to Borrower to provide funding for the acquisition of and working capital related to certain real properties, the refinancing of certain indebtedness, capital expenditures, distributions, stock repurchases and for general working capital purposes; and
WHEREAS, the Agent and the Lenders are willing to provide such revolving and term loan facilities to Borrower on and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.DEFINITIONS AND RULES OF INTERPRETATION.
§1.1    Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
Additional Commitment Request Notice. See §2.11(a)
Additional Guarantor. Each additional Subsidiary of the Borrower which becomes a Guarantor pursuant to §5.2, provided that no Excluded Subsidiary shall be an Additional Guarantor.
Adjusted Consolidated EBITDA. On any date of determination, for the applicable period, the sum of (a) the Consolidated EBITDA for such applicable period, less (b) the Capital Reserve.
Adjusted NOI. As of any date of calculation, for any period, (a) NOI from the Real Estate of the Consolidated Group for such period, less (b) the Capital Reserve for such Real Estate.
Advance. A borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to a Borrower of the same Type and Class and, in the case of LIBOR Rate Loans, for the same Interest Period.
Affiliate. An Affiliate, as applied to any Person, shall mean any other Person (excluding any Foreign Subsidiary) directly or indirectly controlling, controlled by, or under common control with, that Person and including any Unconsolidated Affiliates of such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having ordinary voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company, or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
Agent. The Huntington National Bank, acting as administrative agent for the Lenders, and its successors and assigns.
Agent’s Head Office. The Agent’s head office located at 200 Public Square, 7th Floor, Cleveland, Ohio 44114, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by Agent.
Agreement. This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.
Agreement Regarding Fees. See §4.2.
Anti-Corruption Laws. All Applicable Laws of any jurisdiction applicable to Borrower and its Subsidiaries concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977.

Anti-Terrorism Laws. All Applicable Laws enacted in the United States related to the financing of terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. Section  1701 et seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.
Applicable Margin. Means the Revolver Applicable Margin and/or the Term Loan Applicable Margin, as applicable for LIBOR Rate Loans and Base Rate Loans. The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides an updated Compliance Certificate as required pursuant to §7.4(c) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”). In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date when quarterly financial statements are required to be delivered by §7.4(b), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 5 commencing on the first (1st) Business Day following the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such failure is cured, in which event the Applicable Margin shall adjust, if necessary, on the date five (5) Business Days after the day on which the Borrower provide an updated Compliance Certificate. The Applicable Margin in effect from the date hereof through the date of the next change in the Applicable Margin pursuant to the provisions hereof shall be determined based upon Pricing Level 1. The provisions of this definition shall be subject to §2.4(e) and §4.3(c).
Applicable Percentage. With respect to any Lender of any Class, such Lender’s Revolving Credit Commitment Percentage, Term Loan Commitment Percentage, or New Term Loan Commitment Percentage, as applicable, for such Class.
Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Arranger. The Huntington National Bank or any successors thereto.
Assets. All Real Estate owned by the Borrower and its Subsidiaries.
Assignment and Acceptance Agreement. See §18.1.
Authorized Officer. Any of the following Persons: the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of any Credit Party.
Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date. September 30, 2018.
Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
Base Rate. The greater of (a) the Prime Commercial Rate, (b) one half of one percent (0.50%) above the Fed Funds Rate or (c) one-month LIBOR determined as of the applicable date for which the Base Rate is being determined plus one percent (1%). The Base Rate is a reference rate used in determining interest rates on certain loans and is not intended to be the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.
Blocked Person. Any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.
Borrower. As defined in the preamble hereto.
Borrower’s Knowledge. As of the date of any representation of warranty, the actual knowledge of any current Authorized Officer of the Borrower, without inquiry or investigation of the facts and circumstances of the applicable subject matter. Notwithstanding the foregoing, the named Authorized Officers and their successors are not parties to this Agreement and shall have no liability for a breach of any representation, warranty, covenant or agreement deemed to be made to their actual knowledge.
Breakage Costs. The actual out-of-pocket cost to any Lender of re-employing funds bearing interest at LIBOR incurred in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to or after the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to a Loan of another Type on a date other than the last day of the relevant Interest Period, or (c) the failure of a Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which such Borrower has elected a LIBOR Rate Loan.
Building. With respect to each Pool Property or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
Business Day. Any day other than a Saturday, a Sunday, or other day on which Agent is authorized or required to be closed; and if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day for trading by and between banks in US dollar deposits in the London interbank market.
Calculation Date. Has the meaning set forth in the definition of “Applicable Margin.”
Capital Reserve. As of any date of determination, with respect to all of the Real Estate owned by Borrower or its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates, an

amount equal to $200 per unit of any multi-family Real Estate and $0.15 per annum multiplied by the total rentable square footage of the Buildings at such Real Estate that is not multi-family Real Estate (but instead retail, office, cold storage or correctional facility).
Capitalization Rate. The capitalization rate shall equal 6.25% for multi-family Real Estate, 7.25% for retail and office Real Estate, and 8.25% for cold storage Real Estate.
Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
Cash Collateral Account. A special deposit account established by the Agent pursuant to §12.7 and under its sole dominion and control.
Cash Equivalents. As of any date: (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentally thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates; (ii) any other domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P‑2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two (2) years from the date of acquisition; (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition; (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which Borrower or their Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d), and (f) “cash and cash items” within the meaning of Section 856(c)(4)(A) of the Code.
CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.
Change in Law. The occurrence, after the date of this Agreement (or, with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.
Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
(a)    A Change of Management;
(b)    During any twelve month period on or after the date of this Agreement, the individuals who at the beginning of such period constituted the Board of Directors of Borrower (the “Board”) together with any new directors whose election by the Board or whose nomination for election by the shareholders of Borrower was approved by a vote of at least a majority of the members of the Board then in office, who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board then in office;
(c)    Any Person (including a Person’s Affiliates and associates) or group (as that term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Borrower equal to at least twenty percent (20%) who did not hold such beneficial ownership as of the date of this Agreement;
(d)    Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by § 8.4); or
(e)    Borrower fails to own, directly or indirectly, free of any Lien, one hundred percent (100%) of the economic, voting and beneficial interest of each Guarantor unless such Guarantor is released as provided in § 5.3 or § 5.5.
Change of Management. Richard Vance ceases to be active on a daily basis in the management of the Credit Parties and their Subsidiaries’ business as president and chief executive officer of Borrower; provided, a Change of Management shall not be deemed to have occurred upon Richard Vance’s failure to serve as president and chief executive officer of Borrower if an executive of comparable experience who is reasonably satisfactory to the Agent shall have been approved by the Board within three (3) months of such event, unless his failure to serve as president and chief executive officer of Borrower was due to his death or disability, in which event, such death or disability shall not be deemed a Change of Management if an executive of comparable experience and who is reasonably satisfactory to the Agent shall have been approved by the Board within six (6) months of such event.
Class. When used with respect to (a) a Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, or any tranche of New Term Loan Commitment, (b) when used with respect to any Loan, refers to whether such Loan is a Revolving Credit Loan, Term Loan or New Term Loan, (c) a LIBOR Rate Loan, refers to whether the Loan bears interest at LIBOR for a one-month, two-month, three-month or six-month Interest Period, and (d) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Each tranche of New Term Loans may, if agreed by the Borrower, the Agent, and the applicable New Term Loan Lenders, be treated as a separate Class.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.
Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder, as the same may be amended or replaced from time to time.
Collateral. All of the property, rights and interests of the Credit Parties which are subject to the security interests created by the Security Documents.
Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the aggregate amount of such Lender’s Revolving Credit Commitment and Term Loan Commitment, as the same may be amended pursuant to the term hereof, including in connection with New Term Loan Commitments pursuant to §2.11.
Commitment Increase. See §2.11(a).
Commitment Increase Date. See §2.11(a).
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Compliance Certificate. See §7.4(c).
Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
Consolidated EBITDA. On the date of determination, for any period, an amount equal to (as applicable) the following amounts for each Person of the Consolidated Group for such period determined on a Consolidated basis (without duplication): (a) net income (or loss) including noncontrolling interests on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) real estate depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or nonrecurring gains and losses, including gains or losses associated with the sale of operating properties and charges associated with any write‐off of development expenses; (v) other non‐cash items to the extent not actually paid as a cash expense, including non‐cash losses or gains associated with (A) the grant of equity interests to employees, officers and directors, (B) hedging activities, (C) impairment of goodwill and (D) one‐time accounting adjustments; (vi) charges (including any premiums or make‐whole amounts) associated with any prepayment, redemption or repurchase of indebtedness or early retirement of preferred stock; (vii) costs in connection with acquisitions, including non‐capitalized costs incurred in connection with acquisitions that fail to close; (viii) rental income associated with any Tenant under a Material Commercial Lease, which is not a Credit Lease, for the period of time (A) that the Tenant under such Material Commercial Lease (X) has vacated their leased premises or (B) following the 90th day of such Tenant’s default under their Material Commercial Lease, for so long thereafter as such default is not cured; and (ix) rental income associated with any tenant under a Material Commercial Lease that filed for bankruptcy; provided, however, that, rental income for any newly executed Material Commercial Lease that is replacing a bankrupt tenant under a Material Commercial Lease or a Material Commercial Lease for a previously vacant space shall be included on a proforma annualized basis until such time as a historical six (6) months of actual rental income has been established; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates and their Subsidiaries as provided below. With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include such Person’s Equity Percentage of net income (or loss) from such Unconsolidated Affiliates plus such Person’s Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) acquisition closing costs for acquisitions permitted under the Loan Documents and extraordinary or non‐recurring gains and losses (including gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non‐cash items to the extent not actually paid as a cash expense, in each case, from such Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.
Consolidated Fixed Charges. On any date of determination, for any period, the sum of the following amounts for each Person of the Consolidated Group for such period determined on a Consolidated basis (without duplication) (a) Interest Expenses, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of such Person during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) any Preferred Dividends paid during such period. The Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges. Consolidated Fixed Charges relating to Indebtedness of the Consolidated Group that has been defeased or otherwise permanently repaid shall not be deemed part of Consolidated Fixed Charges.
Consolidated Group. Borrower and its Subsidiaries, on a Consolidated basis.
Consolidated Leverage Ratio. The ratio of Consolidated Total Indebtedness to Total Asset Value.
Consolidated Secured Indebtedness. Any Consolidated Total Indebtedness which is secured by a Lien on any Real Estate; Consolidated Secured Indebtedness shall not include the Obligations.
Consolidated Secured Recourse Indebtedness. Any Consolidated Secured Indebtedness that is Recourse Indebtedness.
Consolidated Tangible Net Worth. On any date of determination, the amount by which Total Asset Value exceeds Consolidated Total Indebtedness.
Consolidated Total Indebtedness. On any date of determination, all Indebtedness of the Consolidated Group, but specifically including (without duplication) such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates. Indebtedness or other liabilities of a Person and its Subsidiaries that would otherwise be included in Consolidated Total Indebtedness that has been defeased or paid shall not be deemed part of Consolidated Total Indebtedness.
Consolidated Variable Rate Indebtedness. Unhedged variable rate indebtedness of the Consolidated Group, excluding the Loans.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
Credit Lease. Any Lease where the Tenant (or any guarantor under such Lease) has an Investment Grade Rating.
Credit Party(ies). Individually and collectively, Borrower and each Guarantor.
Default. See §12.1.
Default Rate. See §4.11.
Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such Lender has notified the Borrower and the Agent in writing that such failure arises out of a good faith determination by such Lender that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) perform any of its other funding obligations hereunder, including in respect of its participations in Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations hereunder, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Agent and the Borrower that it will comply with its funding obligations hereunder; provided that, notwithstanding the provisions of §2.12, such Lender shall cease to be a Defaulting Lender upon the Agent’s and Borrower’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.12(g)) upon delivery of written notice of such determination to the Borrower and each Lender.
Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts,

commodities hedge agreement, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, foreign exchange contract, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, options contract, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contract, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
Designated Jurisdiction. At any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.
Development Property. A Real Estate Asset owned by the Borrower or one of its Subsidiaries on which the construction or redevelopment of a property by the Borrower or one of its Subsidiaries has commenced (other than any Real Estate Asset with respect to which any interruption of construction has lasted for more than sixty (60) consecutive days), and any such Real Estate Asset shall be treated as a Development Property until construction is completed and a temporary or final certificate of occupancy, or its equivalent in the applicable jurisdiction, has been issued.
Dollars or $. Dollars in lawful currency of the United States of America.
Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan is made or is to be made in accordance with §2, and the date on which any Loan is converted in accordance with §4.1.
EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to Consolidated supervision with its parent.
EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Electronic System. See §7.4.
Eligible Assignee. Any of (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries.
Eligible Ground Lease. A Ground Lease with respect to Eligible Real Estate executed or assumed by a Guarantor as lessee.
Eligible Real Estate. Each parcel of Real Estate which is or will be upon its acquisition wholly-owned by a Guarantor (provided that no Equity Interests in such Guarantor will be owned by any Excluded Subsidiary) and as to which all of the representations set forth in §6 of this Agreement concerning a Pool Property are true and correct in all material respects and otherwise meets the following requirements:
(a)    the Real Estate is located in the continental United States;
(b)    the Real Estate is owned on a fee simple basis or leased by a Credit Party pursuant to an Eligible Ground Lease approved by the Agent;
(c)    the Real Estate is free of liens and encumbrances other than Permitted Liens described in clauses (i), (iv), (vi), (viii), (xi), or (xv) of §8.2;
(d)    the Real Estate is free of all material structural defects, title defects, environmental conditions, etc. as demonstrated by third party reports approved by the Agent, or is otherwise insured over existing structural, title or environmental issues as reasonably determined to Agent’s satisfaction;
(e)    the Real Estate is either a Legacy Asset or, if not:
(i)    is a stabilized multi-family property;
(ii)    is located in the metropolitan areas surrounding one of the following locations: (A) Denver, Colorado, (B) Chicago, Illinois, (C) Minneapolis, Minnesota, (D) Salt Lake City, Utah, (E) San Diego, California, (F) Orange County, California, (G) Los Angeles, California, (H) Raleigh-Durham, North Carolina, (I) the District of Columbia, (J) Seattle, Washington, (K) Boston, Massachusetts, or (L) Austin, Texas; and
(iii)    construction for the improvements on such Real Estate was completed within the past 21 years or if completed prior to 1998 must have been extensively renovated to current market standards and such that the property condition report for such Real Estate does not recommend any deferred maintenance that would cost greater than 15% of acquisition price for such Real Estate for the first twenty-four (24) months of ownership. Extensive renovation may include expenditures for 1) new roofs, 2) new heating and air conditioning units, and 3) updated landscaping;

(f)    if the Real Estate does not meet any of the foregoing requirements, the Real Estate shall have received approval of the Agent and the Required Lenders in their sole discretion for addition as a Pool Property as provided for in §5.4.
No Real Estate shall be deemed Eligible Real Estate unless both such Real Estate and the Subsidiary who owns such Real Estate is unencumbered by Liens other than Permitted Liens and such Subsidiary has no Indebtedness for borrowed money other than: (a) Indebtedness due under this Agreement, (b) Indebtedness due to such Borrower, or (c) Indebtedness which permitted under § 8.1.
Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.
Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Engineer. Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
Environmental Laws. Shall have the meaning ascribed to “Environmental Legal Requirements” in the Indemnity Agreement.
Equity Interests. With respect to any Person, any share of capital stock, membership interest, or partnership interest of (or other ownership or beneficial interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock, membership interest, or partnership interest of (or other ownership or beneficial interests in) such Person, any security convertible into or exchangeable for any share of capital stock, membership interest, or partnership interest of (or other ownership or beneficial interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
Equity Percentage. The aggregate ownership percentage of the Borrower or its Subsidiaries in each Unconsolidated Affiliate.
Equity Subsidiary. Any Subsidiary of Borrower which directly or indirectly owns an Equity Interest in any Guarantor and which is required to pledge such Equity Interests as Collateral in accordance with the Loan Documents.
ERISA. The Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.
ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with the Borrower or any of its Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which Borrower, the Guarantor or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Event of Default. See §12.1.
Excluded Hedge Obligation. With respect to any Credit Party, any Hedge Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
Excluded Subsidiary. (a) Any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, (b) any Subsidiary substantially all of the assets of which consist, directly or indirectly, of interests and/or indebtedness of one or more “controlled foreign corporations” or other such Subsidiaries, and (c) any Subsidiary of an entity described in (a) or (b).
Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(i), and (d) any withholding Taxes imposed under FATCA.
FAS 141. Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, issued by the Financial Accounting Standards Board of the Financial Accounting Foundation.
FAS 157. Statement of Financial Accounting Standards No. 157, Fair Value Measurements, issued by the Financial Accounting Standards Board of the Financial Accounting Foundation.
FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

Fed Funds Rate. The rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on any day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that: (a) if the day for which such rate is to be determined is not a Business Day, the Fed Funds Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Fed Funds Rate for such Business Day shall be the average of quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.
First Revolving Extension Option. See §2.9.
Foreign Lender. If Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
Foreign Subsidiary. Any Subsidiary that is not organized or incorporated in the United States or any state or territory thereof.
Fronting Exposure. At any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof.
Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
Funds From Operations. Means, on any date of determination with respect to the Consolidated Group for the most recent four fiscal quarters, (a) net income (loss) of such Person determined on a Consolidated basis for such period minus (or plus) (b) gains (losses) from debt restructuring, mark-to-market adjustments on interest rate swaps and sales of property during such period, plus (c) depreciation and amortization with respect to such Person’s Real Estate Assets of such Person for such period, all after adjustment for any partnerships and joint ventures which are not Consolidated, plus (d) all non-cash charges for such period related to deferred financing costs and deferred acquisition costs.
GAAP. Generally Accepted Accounting Principles as promulgated by the United States of America Financial Accounting Standards Board in the United States of America in effect from time to time.
Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.
Ground Lease. A ground lease reasonably satisfactory to the Agent on behalf of the Lenders, which provides the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of 30 years or more from the Agreement Date; (b) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (c) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
Ground Lease Default. Has the meaning given to such term in §6.31.
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantors. (a) Each of the entities identified on Schedule 6.21 hereto, and (b) any Subsidiary that, after the Closing Date, joins the Guaranty as a Guarantor pursuant to the Joinder Agreement, provided, however, that any Guarantor released as provided in § 5.3 or § 5.5 shall no longer be a “Guarantor.”
Guaranty. That certain Guaranty, dated as of the date hereof, by the Guarantors in favor of the Agent and the Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
Hazardous Substances. Shall have the meaning ascribed to “Hazardous Materials” in the Indemnity Agreement.
Hedging Contract. Any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.
Hedge Obligations. All obligations of the Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to a Hedging Contract. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a surety or guarantor thereof include any obligation that constitutes an Excluded Hedge Obligation of such Person.
HNB. As defined in the preamble hereto.
Hudson Correctional Facility. That certain Real Estate located at 3001 Juniper Street in Hudson, CO.
Increase Notice. See §2.12(a).
Indebtedness. With respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred by such person in the ordinary course of business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease obligations of such person, (f) all obligations of such person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such person to purchase, redeem, retire or otherwise acquire for value any redeemable Equity Interests of such person (h) all contingent obligations of such Person, other than standard Non-Recourse Exclusions, in respect of the foregoing clauses (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such person has assumed or become liable for the payment of such obligation, (j) the net obligations of such person in respect of hedge agreements, and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person; provided that Indebtedness that would otherwise meet one of the requirements above that has been defeased or paid shall not be deemed Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of Indebtedness of any Person shall be calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting or other adjustments pursuant to GAAP.
Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
Indemnity Agreement. The Environmental Compliance and Indemnity Agreement regarding Hazardous Substances executed by each Borrower and each Guarantor in favor of the Agent and the Lenders, as the same may be modified or amended.
Information Materials. See §7.4.
Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.
Interest Expense. On any date of determination, on a Consolidated basis, a Person’s and its Subsidiaries’ total (i) interest expense, whether paid or accrued, of the Borrower and its Subsidiaries, including fees payable in connection with the Facilities, charges in respect of letters of credit and the portion of any Capital Lease Obligations allocable to interest expense, including such Person’s share of interest expenses in joint ventures, (ii) amortization of costs related to interest rate protection contracts and rate buy downs, (iii) capitalized interest, (iv) amortization of capitalized loan fees, (v) interest incurred on any liability or obligation that constitutes a contingent obligation and (vi) to the extent not included in clauses (i), (ii), (iii), (iv) and (v), such Person’s and its subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense relating to Indebtedness of the Consolidated Group that has been defeased or otherwise permanently repaid shall not be deemed part of Interest Expense.
Interest Payment Date. As to each Loan, the third (3rd) day of each calendar month during the term of such Loan.
Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter (as selected by Borrower), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in the London Interbank Market;
(ii)    if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of the same one-month, two-month, three-month, or six-month period as Borrower originally selected for such LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);
(iii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(iv)    no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date, as applicable.
Investment Grade Rating. A Credit Rating of BBB- or higher from S&P or Baa3 or higher from Moody’s.
Investments. With respect to any Person, any direct or indirect acquisition of or investment by such Person, whether by means of the purchase or acquisition of: shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of any other securities or business or integral part of the business of any other Person, and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include the purchase or acquisition of: (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, or (iii) repurchase by the Borrower of its shares in accordance with this Agreement. In determining the aggregate amount of Investments outstanding at any time of determination: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment until such interest is paid; (b) the amount of any Investment shall be the amount actually paid or contributed by such Person without adjustment for any subsequent increases or decreases in the value of such Investment required by GAAP but deducting in respect of each Investment any amount received as a return of capital or repayment of principal; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
Issuing Lender. HNB, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.
Joinder Agreement. The Joinder Agreement with respect to an applicable Loan Documents to be executed and delivered pursuant to §5.2 by any Additional Guarantor or other Person, such Joinder Agreement to be substantially in the form of Exhibit B hereto.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
Leases. Leases, licenses and agreements in writing relating to the use or occupation of space in any Building or of any Real Estate.
Lease Default. A default of which Borrower or the applicable Subsidiary has received notice under any Material Commercial Lease that is (a) a monetary obligation with respect to the payment of base rent, or (b) a non-monetary obligation, which default, in the case of either (a) or (b), has not been resolved by the tenant or by the landlord, within thirty (30) days after (i) the end of the cure period provided under such Lease or (ii) when performance was due, if no such cure period exists under such Lease, or a tenant is the subject of a bankruptcy or insolvency filing or otherwise admits in writing its inability to pay its debts as they become due.
Legacy Assets. Pool Properties designated as Legacy Assets on Schedule PP.
Legacy Mortgage Constant. With respect to the Legacy Assets, as of any date of determination, the monthly factor determined by the Agent by reference to a standard level constant payment table for a fully amortizing loan with a maturity of twenty-five (25) years based upon an assumed per annum interest rate equal to the greater of (i) 6.25%, (ii) the 10-year U.S. Treasury rate plus 2.50%, and (iii) the effective interest rate applicable to the Loans hereunder.
Legacy Pool Value. Shall be defined as the sum of (a) the purchase price paid for all Legacy Assets included in the Pool that have not been owned for four full quarters; plus (b) the quotient of (y) aggregate Adjusted NOI for Legacy Assets for the most recently completed four fiscal quarters divided by (z) the applicable Capitalization Rate.
Lenders. HNB, the other lending institutions which are from time to time party hereto as a Revolving Credit Lender and/or a Term Lender, the Issuing Lender, and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18). The Issuing Lender shall be a Revolving Credit Lender, as applicable. Except as otherwise expressly provided herein, the term “Lender” shall exclude any Lender (or its Affiliates) in its capacity as a Lender Hedge Provider.
Lender Hedge Provider. As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.
Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.8.
Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.8 (and as may be applicable, under §2.8(c)), and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section(s).
Letter of Credit Request. See §2.8(a).
Letter of Credit Sublimit. From time to time, an amount equal to ten percent (10%) of the Total Revolving Credit Commitment; the Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.
LIBOR. The rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars in the London interbank market for the related Interest Period, as determined by Agent in its discretion based upon reference to information which appears on page LIBOR01, captioned ICE Benchmark Administration Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Agent, such other reasonably comparable money rate service as Agent may select) or upon information obtained from any other reasonable procedure, as of two Business Days prior to the first day of an Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of each Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by Agent. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically, without notice to the Borrower, on the first day of each Interest Period. The interest rate change will not occur more often than each month, every two months, or every three months, for one-month, two-month, three-month and six-month LIBOR elections, respectively. If LIBOR becomes unavailable, Agent may designate a substitute index after notifying Borrower.
LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate Loans. Loans bearing interest calculated by reference to LIBOR plus the Applicable Margin.
Lien. See §8.2.
Loan Documents. This Agreement, the Notes, the Security Documents, the Guaranty, or other documents, instruments or agreements now or hereafter executed and delivered by or on behalf of Borrower or Guarantor as required by this Agreement to further evidence the Obligations or the interests of the Lenders in the Collateral and intended to constitute a Loan Document, provided, however, “Loan Documents” shall exclude any Derivatives Contracts.

Loan Request. See §2.5.
Loan and/or Loans. An individual loan or the aggregate loans, including a Revolving Credit Loan, Term Loan, and/or New Term Loan, as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars.
Loan Exposure. At any time, the aggregate of the Revolving Credit Exposure, Term Loans, and New Term Loans then Outstanding.
Management Agreements. The Asset Management Agreement and Property Management Agreements, collectively.
Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or pursuant to any other written agreement to which such Person is a party, upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise other than an Equity Interest redeemable in exchange for common stock or other equivalent common Equity Interests, (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part, other than an Equity Interest which is redeemable solely, or at the option of the issuing Person, in exchange for common stock or other equivalent common Equity Interests, in the case of each of clauses (a) through (c) the conversion, exchange, exercise each case on or prior to the latest Maturity Date for any Class of Loans.
Material Adverse Effect. A material adverse change in, or a material effect on, (a) the business, properties, assets, financial condition, or result of operations of the Borrower and the Guarantors considered as a whole; (b) the ability of the Borrower or Guarantors (taken as a whole) to perform any of their material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.
Material Commercial Lease. A Lease for non-residential use of Real Estate with a premises of 10,000 or more rentable square feet.
Material Indebtedness. As to the Credit Parties and their Subsidiaries, Indebtedness in excess of $20,000,000 individually or in the aggregate.
Material Subsidiary. Any existing or future Wholly Owned Subsidiary of the Borrower which at any time owns Real Estate that is included as a Pool Property.
Maturity Date. As applicable, the Revolving Credit Maturity Date, as such date may be extended by the Borrower’s exercise of a Revolving Extension Option as provided in §2.9, the Term Loan Maturity Date, and/or any New Term Loan Maturity Date, as either or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.
Metropolitan Statistical Area or “MSA.” Any Metropolitan Statistical Area as defined from time to time by the Executive Office of the President of the United States of America, Office of Management and Budget, or if such office no longer publishes such definition, such other definition Agent may reasonably determine.

Moody’s. Moody’s Investor Service, Inc.
Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
Multi-Family Assets. Pool Properties that are not Legacy Assets.
Multi-Family Mortgage Constant. With respect to the Multi-Family Assets, as of any date of determination, the monthly factor determined by the Agent by reference to a standard level constant payment table for a fully amortizing loan with a maturity of thirty (30) years based upon an assumed per annum interest rate equal to the greater of (i) 6.25%, (ii) the 10-year U.S. Treasury rate plus 2.00%, and (iii) the effective interest rate applicable to the Loans hereunder.
Multi-Family Pool Value. The sum of (a) the purchase price paid for all Multi-Family Assets that have not been owned for four full quarters; plus (b) the quotient of (w) aggregate Adjusted NOI for the Multi-Family Assets for the most recently completed four fiscal quarters divided by (x) the applicable Capitalization Rate.
Net Operating Income or NOI. For any Real Estate and for the four fiscal quarters most recently ended, the sum of the following (without duplication): (a) gross revenues (including interest income received in the ordinary course of business from such Real Estate) but excluding any non-recurring revenue for such period minus (b) all expenses paid or accrued by any member of the Consolidated Group related to the ownership, operation or maintenance of such Real Estate, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such property for such period, plus (d) to the extent deducted from gross revenues in subsection “(b)” above, closing costs related to the acquisition of such Real Estate that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period, in each case for or incurred during the four fiscal quarters most recently ended. NOI shall not include (i) any proceeds of any condemnation award paid in connection with any temporary or permanent taking or other condemnation of any part of a property, (ii) any proceeds of casualty or other insurance policies received with respect to a property other than proceeds of business interruption insurance received with respect to the four fiscal quarters most recently ended, (iii) the proceeds of any sale, assignment, conveyance, transfer, exchange, disposition, pledge, mortgage or other encumbrance of all or any portion of a property, (iv) rental income associated with any Tenant under a Material Commercial Lease, which is not a Credit Lease, for the period of time (A) that the Tenant under such Material Commercial Lease (X) has vacated their leased premises or (B) following the 90th day of such Tenant’s default under their Material Commercial Lease, for so long thereafter as such default is not cured or (v) rental income associated with any tenant under a Material Commercial Lease that filed for bankruptcy; provided, however, that, rental income for any newly executed Material Commercial Lease that is replacing a bankrupt tenant under a Material Commercial Lease or a Material Commercial Lease for a previously vacant space shall be included on a proforma annualized basis until such time as a historical six (6) months of actual rental income has been established. NOI attributable to Real Estate not owned during the full calculation period shall be included in NOI based on the NOI of such Real Estate for the actual period of ownership during the calculation period multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days that the Real Estate has been owned. NOI of a Person’s Real

Properties shall include such Person’s Equity Percentage of NOI from Real Properties owned by such Person’s Unconsolidated Affiliates.
New Term Loan. Has the meaning assigned to such term in §2.11.
New Term Loan Amendment. An amendment to this Agreement providing for any New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to such New Term Loans and otherwise reasonably satisfactory to the Agent and the Borrower. For the avoidance of doubt, no Lender that is not a New Term Loan Lender with respect to such tranche of New Term Loans shall have any consent rights with respect to the terms of such New Term Loans set forth in such New Term Loan Amendment so long as such terms are in accordance with the provisions of this Agreement.
New Term Loan Commitments. Has the meaning assigned to such term in §2.11.
New Term Loan Commitment Percentage. With respect to each New Term Loan Lender and each tranche of New Term Loans, such New Term Loan Lender’s percentage of the New Term Loan Commitments issued on a particular Commitment Increase Date with respect to such Tranche, as set forth on Schedule 1.1 hereto, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the New Term Loan Commitments of such New Term Loan Lenders have been terminated as provided in this Agreement, then the New Term Loan Commitment of each such New Term Loan Lender shall be determined based on the New Term Loan Commitment Percentage of such New Term Loan Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
New Term Loan Lender. Has the meaning assigned to such term in §2.11.
New Term Loan Maturity Date. With respect to each tranche of New Term Loans, the maturity date set forth on the New Term Loan Amendment applicable thereto.
Non-Defaulting Lender. At any time, each Lender that is not a Defaulting Lender at such time.
Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or physical waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
Non-Recourse Indebtedness. Indebtedness of the Consolidated Group or any Unconsolidated Affiliated thereof that is not Recourse Indebtedness.
Notes. Each promissory note made by the Borrower in favor of a Lender requesting same in the principal face amount equal to such Lender’s Commitment, in substantially the form of Exhibit A hereto, as amended, modified, replaced, extended or renewed from time to time.

Notice. See §20.
Obligations. All of:
(a)    the principal amounts outstanding, interest at variable rates, charges and indebtedness with respect to the Loans (as may be evidenced by the Notes) including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;
(b)    obligations for payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by any Credit Party under and pursuant to this Agreement or the other Loan Documents;
(c)    obligations for payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents to the extent required to be paid pursuant to this Agreement; and
(d)    obligations for payment, performance, discharge and satisfaction of all other liabilities and obligations of the Borrower under the Loan Documents to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of the Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document;
provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made with respect to such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full and provided further that “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Hedge Obligations.
OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.
Other Charges. All ground rents, maintenance charges, impositions (other than Taxes) and similar charges (including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Real Estate), now or hereafter assessed or imposed against a Pool Property or Collateral, or any part thereof, together with any penalties thereon.
Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance,

enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).
Outstanding. With respect to (i) the Loans, the aggregate unpaid principal thereof as of any date of determination and (ii) any Letter of Credit Liabilities on any date of determination, the amount of such Letter of Credit Liabilities on such date after giving effect to any issuance, amendment, extension, or renewal thereof occurring on such date and any other changes in the aggregate amount of the Letter of Credit Liabilities as of such date.
Participant. See §18.4.
Participant Register. See §18.4.
Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
Person. Any individual, sole proprietorship, corporation, limited liability company, partnership, business trust, joint stock company, trust, unincorporated association, association, institution, public benefit corporation, joint venture, entity or governmental body.
Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.
Pledge Agreement. Each ownership interests pledge and security agreement executed by the Borrower, Equity Subsidiaries, or any other Person in favor of the Agent on the Equity Interests in various Subsidiaries of the Borrower to secure the Obligations and any Hedge Obligations.
Pool Property Availability. The Pool Property Availability shall be bifurcated based on Multi-Family Assets (resulting in the “Multi-Family Pool Property Availability”) and Legacy Assets (resulting in the “Legacy Pool Property Availability”) as set forth below. Pool Property Availability shall equal the sum of Multi-Family Pool Property Availability and Legacy Pool Property Availability.
(a)    Multi-Family Pool Property Availability shall at no time exceed the lesser of the following:
(i)    Sixty-five percent (65%) multiplied by the Multi-Family Pool Value; and
(ii)    As of any date of determination, the quotient obtained by dividing (A) the aggregate Adjusted NOI attributable to the Multi-Family Assets by (B) (x) the product of 1.25 and (y) the Multi-Family Mortgage Constant.

(b)    Legacy Pool Property Availability shall at no time exceed the lesser of the following:
(i)    Sixty percent (60%) multiplied by the Legacy Pool Value; and
(ii)    As of any date of determination, the quotient obtained by dividing (A) the aggregate Adjusted NOI attributable to the Legacy Assets by (B) (x) the product of 1.65 and (y) the Legacy Mortgage Constant.
Pool Property(ies). Eligible Real Estate that has been approved as a Pool Property hereunder and as to which all documents and due diligence required hereunder has been submitted, and as applicable, executed and approved; provided, that the Eligible Real Estate of any Guarantor released pursuant to §5.3 hereof shall automatically cease to be a Pool Property. Schedule PP set forth all of the Pool Properties as of the Closing Date.
Pool Value. On any date of determination, the sum of Multi-Family Pool Value and Legacy Pool Value.
Preferred Dividends. For any period and without duplication, all Restricted Payments paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by any Credit Party or a Subsidiary thereof. Preferred Dividends shall not include dividends or distributions: (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests; (b) paid or payable to a Credit Party or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
Prime Commercial Rate. The rate established by Agent and announced from time to time as Agent’s “prime rate” or “prime commercial rate” based on its consideration of economic, money market, business and competitive factors as of the date of determination, and it is not necessarily Agent’s most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to the undersigned immediately with each change in the Prime Commercial Rate. The interest rate change will not occur more often than each Business Day. If the Prime Commercial Rate becomes unavailable, Agent may designate a substitute index after notifying Borrower.
Property Management Agreements. Written agreements providing for the management of the Real Estate or any of them.
Property Manager. Cushman & Wakefield, RMK Management Corp and Boutique Apartments, as applicable.
Qualified Manager. Any property manager set forth on Schedule 7.12(a) or that has at least five (5) years experience managing at least 500,000 sq./ft. of similar real estate.

Real Estate. Individually and collectively, as the context requires, all real property at any time owned or leased (as lessee or sublessee) by the Consolidated Group, including an Unconsolidated Affiliate thereof.
Recipient. The Agent and any Lender.
Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
Recourse Indebtedness. That portion of Indebtedness of any Person with respect to which the recourse of the applicable lender or lenders for nonpayment is not limited to such lender’s lien on an asset or assets, and shall include: (a) any guarantee of payment of the Indebtedness by a Credit Party or a Subsidiary, whether direct or indirect, of a Credit Party, and (b) any obligation of a Credit Party or a Subsidiary with respect to Non‑Recourse Exclusions only if and to the extent that, at the time of determination, a written claim for payment of an amount of money under such agreement with respect to Non-Recourse Exclusions has been made by the applicable lender or lenders and is unsatisfied. If a Person is a single purpose entity which owns a real property asset and has Indebtedness which is limited in recourse to that real property asset, such Indebtedness shall not be considered “Recourse Indebtedness,” unless a Credit Party or another Subsidiary has guaranteed such Indebtedness on a recourse basis as of the applicable date of determination, other than any obligation with respect to Non-Recourse Exclusions.
Register. See §18.2.
Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
Release. See §6.20(c)(iii).
Rent Roll. A report prepared by the Borrower showing for each Pool Property owned or leased by Borrower or its Subsidiaries: (i) tenants, (ii) lease expiration dates, (iii) lease rent and (iv) any other information customarily provided, in substantially the form presented to Agent on or prior to the date hereof.
Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 2/3 percent (66.67%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided, however, that at any such time as there are two (2) or fewer Lenders (excluding any Lenders that are an Affiliate or an Approved Fund with respect to another Lender) hereunder, Required Lenders shall mean all of the Lenders (excluding any Defaulting Lenders).
Restricted Payment. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of any Credit Party, now or hereafter outstanding, including Preferred Dividends, except a dividend or other distribution payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Credit Party now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Credit Party now or hereafter outstanding.

Revolver Applicable Margin. For Revolving Credit Loans, the LIBOR Rate Loans and Base Rate Loans of each Class shall be as set forth below in the applicable caption based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Consolidated Leverage Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 35%	2.000%	1.000%
Pricing Level 2	Greater than 35% but equal to or less than 40%	2.075%	1.075%
Pricing Level 3	Greater than 40% but equal to or less than 45%	2.150%	1.150%
Pricing Level 4	Greater than 45% but equal to or less than 50%	2.225%	1.225%
Pricing Level 5	Greater than 50%	2.300%	1.300%

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment: (i) to make or maintain Revolving Credit Loans to the Borrower, and (ii) to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Revolving Credit Commitments of all Revolving Credit Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Revolving Credit Exposure. Collectively, the aggregate Revolving Credit Loans and Letter of Credit Liabilities Outstanding at any time.
Revolving Credit Lender(s). Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.
Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR Rate Loans.
Revolving Credit Loan(s). An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of up to FIFTY MILLION DOLLARS ($50,000,000.00) (subject to increase as provided in §2.11 and decrease as provided in §2.3) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made or deemed made pursuant to §2.8(f).

Revolving Credit Maturity Date. February 15, 2022 as such date may be extended as provided in §2.9, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.
Revolving Credit Notes. See §2.1(a)(ii).
Revolving Extension Option. See §2.9.
Revolving Extension Request. See §2.9(a).
Sanctioned Person. Any Person that is (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union, (ii) any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) any Person Controlled by any Person or agency described in any of the preceding clauses (i) through (ii). “Controlled,” in connection with the foregoing sentence, has the meaning assigned to such term in Rule 405 under the Securities Act of 1933, as amended.
Sanction(s). Any economic or financial sanction or trade embargo administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other Governmental Authority having jurisdiction over the Credit Parties in a jurisdiction in which the Credit Parties operate and in which the proceeds of any Loan or Letter of Credit will be used.
SEC. The federal Securities and Exchange Commission.
Second Revolving Extension Option. See §2.9.
Security Documents. Collectively, the Joinder Agreements, the Pledge Agreement, each Guaranty, UCC-1 financing statements and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders to secure the Obligations and any Hedge Obligations.
Solvent. With respect to the Credit Parties, that (a) the fair value of the property of the Credit Parties is greater than the total amount of liabilities, including contingent liabilities, of the Credit Parties, (b) the present fair salable value of the assets of the Credit Parties is not less than the amount that will be required to pay the probable liability of the Credit Parties on their debts as they become absolute and matured, (c) the Credit Parties do not intend to, and do not believe that they will, incur debts or liabilities beyond the Credit Parties’ ability to pay such debts and liabilities as they mature and (d) the Credit Parties are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Credit Parties’ property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or mature liability. With respect to Borrower and the Subsidiaries, taken as a whole on the date hereof, and immediately prior to and after giving effect to this Credit Agreement, they (a) are able to pay their debts as they mature, (b) have capital sufficient to carry on their business and all businesses in which they are about to engage, and (c) the fair present saleable value of their assets, calculated on a going concern basis, is and will be in excess of the amount of their liabilities.

S&P. Standard & Poor’s Ratings Group.
State. A state of the United States of America and the District of Columbia.
Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are Consolidated with those of such Person pursuant to GAAP. Unless otherwise specified, all references herein to a Subsidiary or Subsidiaries refer to a Subsidiary or Subsidiaries of the Borrower.
Syndication Agent. The Huntington National Bank or any successors thereto.
Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Tenant. Any tenant or subtenant of Real Estate under a Lease with Borrower or its Subsidiaries.
Term Lender. Collectively, the Lenders which have a Term Loan Commitment or hold Term Loans.
Term Loan. The term loan made by each of the Term Lenders to the Borrower pursuant to §2.1(b).
Term Loan Applicable Margin. For Term Loans, the LIBOR Rate Loans and Base Rate Loans of each Class shall be as set forth below in the applicable caption based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Consolidated Leverage Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 35%	1.900%	0.90%
Pricing Level 2	Greater than 35% but equal to or less than 40%	1.975%	0.975%
Pricing Level 3	Greater than 40% but equal to or less than 45%	2.050%	1.050%
Pricing Level 4	Greater than 45% but equal to or less than 50%	2.125%	1.125%
Pricing Level 5	Greater than 50%	2.200%	1.200%

Term Loan Commitment. As to each Term Lender, such Term Lender’s obligation to make a Term Loan on the Closing Date pursuant to §2.1(b), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 as such Lender’s “Term Loan Commitment.”
Term Loan Commitment Percentage. With respect to each Term Lender, the percentage set forth on Schedule 1.1 hereto as such Term Lender’s percentage of the Term Loan Commitments, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Term Loan Commitments of the Term Lenders have been terminated as provided in this Agreement, then the Term

Loan Commitment of each Term Lender shall be determined based on the Term Loan Commitment Percentage of such Term Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Term Loan Maturity Date. February 15, 2024, as such date may be extended as provided in §2.9, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.
Term Loan Unused Fee. See §2.1(b).
Title Policy. With respect to each Pool Property, an ALTA standard form owner’s title insurance policy in the amount of the contract price for the acquisition of the Real Estate insuring that a Borrower or Guarantor holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel subject to a Ground Lease, subject only to the Permitted Liens described in clauses (i), (iv), (vi), (viii), (xi), or (xv) of §8.2, and which contain standard exceptions for mechanics liens, persons in occupancy other than Tenants under Leases, and liens for taxes not yet due and payable, or matters which would be shown by a survey, and insures over any such matter to Agent’s satisfaction.
Titled Agents. The Arrangers, the Syndication Agent and any documentation agent(s).
Total Asset Value (“TAV”). On any date of determination, the sum of all of the following of the Consolidated Group determined in accordance with GAAP applied on a consistent basis: (a) Unrestricted Cash and Cash Equivalents, plus (b) for all Real Estate Assets that have been owned by Borrower or any Subsidiary for the preceding four (4) fiscal quarters, the quotient of (y) the Adjusted NOI attributable to such Real Estate Assets for the most recent preceding four fiscal quarters, divided by (z) the Capitalization Rate, plus (c) the acquisition price of Real Estate Assets which were acquired during the most recent preceding four (4) fiscal quarters, plus (d) the aggregate GAAP book value of each Development Property then owned, plus (e) the GAAP book value of Land Assets; plus (f) the GAAP book value of other Investments, plus (g) the Consolidated Group’s Subsidiaries’ Equity Percentage of the foregoing items and components attributable to interests in Unconsolidated Affiliates, plus (h) the remaining leases payments from any existing or future tenant of the Real Estate known as the Hudson Correctional Facility, updated quarterly; provided, the calculations in clauses (b) and (c) above shall exclude Real Estate Assets which are Development Properties, and Land Assets.
Total Commitment. The sum of the Commitments of the Lenders, which total an initial amount of ONE HUNDRED MILLION DOLLARS ($100,000,000.00) and as further subject to increase or reduction as provided herein.
Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, which total an initial amount of FIFTY MILLION DOLLARS ($50,000,000.00) and as further subject to increase or reduction as provided herein.
Total Term Commitment. The sum of the Term Loan Commitments of the Term Lenders, which total an initial amount of FIFTY MILLION DOLLARS ($50,000,000.00) and as further subject to increase as provided herein.
Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.3(i)(ii)(B)(III).
Unconsolidated Affiliates. With respect to any Person, any other Person in whom such Person holds an Investment, regardless of the percentage of ownership, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be Consolidated under GAAP with the financial results of such Person on the Consolidated financial statements of such Person.
Undrawn Term Loan Commitments. See §2.1(b).
Unrestricted Cash and Cash Equivalents. As of any date of determination, for any Person, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value) of such Person. As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or similar claims of any kind in favor of any other Person (other than any statutory right of set off) and is readily available for use by such first Person in its discretion.
Unsecured Indebtedness. Any Indebtedness that is not Consolidated Secured Indebtedness. For the avoidance of doubt, Unsecured Indebtedness shall include any Indebtedness that may be ‘softly secured,’ ‘secured by partnership interests’ or any other Indebtedness that may be characterized as secured that is not secured by a first mortgage or a deed of trust.
Value-Add Multi-Family Value. The Multi-Family Pool Value for Value-Add Multi-Family Assets.
Value-Add Multi-Family Asset. At any time of determination, a Multi-Family Asset whereby at the acquisition the major deferred maintenance was greater than three percent (3%) of the acquisition price for such Real Estate, and such Multi-Family Asset shall continue to be a Value-Add Multi-Family Asset until major deferred maintenance is completed to such an extent that it is equal to or less than three percent (3%) of the acquisition price of such Real Estate.
Wholly Owned Subsidiary. Any Subsidiary that is directly or indirectly owned 100% by the Borrower.
Withholding Agent. Any Credit Party and the Agent.
Write-Down and Conversion Powers. With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
§1.2    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification of such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. All financial computations to be made under this Agreement, unless otherwise specifically provided herein, shall be construed in accordance with GAAP.
(f)    The words “include,” “includes” and “including” are not limiting.
(g)    The words “approval” and “approved,” as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.
(i)    Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.
(l)    In the event of any change in GAAP after the date hereof or any other change in accounting procedures as provided in § 7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred provided, that, any obligations relating to a lease that in accordance with GAAP in effect on the Closing Date, would be accounted for by the Borrower as an operating lease shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capital Lease (and any future, replacement or amended lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be treated as an operating lease).
(m)    If there occurs after the date hereof any change in GAAP resulting from the implementation of Financial Accounting Standards Update Board Accounting Standards Topic 840 (Leases) that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, the parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the parties after such change in GAAP conform as nearly as possible to their respective positions as of the date hereof, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrower shall provide additional financial statements or supplements thereto, attachments to compliance certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrower both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Notwithstanding the foregoing, if the parties are unable to agree on appropriate amendments within one year after the effective date of the changes in Financial Accounting Standards Update Board Accounting Standards Topic 840 (Leases), then all covenant calculations and definitions shall thereafter be computed in accordance with GAAP as so changed.
(n)    To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.
§2.    THE CREDIT FACILITY.
§2.1    Commitments to Lend.
(a)    Revolving Credit Facility. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend on a revolving basis to Borrower on each Drawdown Date prior to the Revolving Credit Maturity Date with respect to each Advance of Revolving Credit Loans occurring on or after the Closing Date up to an aggregate of such Revolving Credit Lender’s Revolving Credit Commitment, as follows:
(i)    Advances. Revolving Credit Loans shall be made in separate Advances from time to time on a Drawdown Date upon delivery of a Loan Request by the Borrower to the Agent given in accordance with §2.5, with each Revolving Credit Lender severally advancing such sums as are requested by the Borrower for the purposes set forth in §2.7; provided, that, in all events after giving effect to such Advance: (A) no Default or Event of Default shall have occurred and be continuing; (B) the Loan Exposure shall not exceed the lesser of the Total Commitment and Pool Property Availability, (C) the Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment, (D) such Loan would not cause a violation of the financial covenants set forth in §9 (calculated on a pro forma basis after giving effect to the proposed Advance and, if applicable, any application of the proceeds of such Advance in connection with any permitted transaction undertaken in connection therewith), and (E) the conditions set forth in §11 have been satisfied both on the date of the request and at the time that the Advance is to be made. The Revolving Credit Loans shall be made ratably by the Revolving Credit Lenders in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each Loan Request for an Advance of Revolving Credit Loans hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such request. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower such that such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Exposure exceeds the principal face amount of its Revolving Credit Commitment. Notwithstanding anything to the contrary contained herein, no Lender shall fund any portion of any Advance with Plan Assets.
(ii)    Additional Documents. Without limiting the provisions of §2.5, in connection with each Advance related to acquisition of a new Pool Property, the Borrower shall execute and deliver to the Agent and the Lenders all documents and take all other actions required under §5.4, if applicable, in connection therewith and a Compliance Certificate, certifying compliance with §3.2 and the covenants set forth in §9 after giving effect to each requested Advance, and the Borrower shall pay all costs and expenses in connection with each such Advance as required pursuant to §15.
(b)    Term Facility. Subject to the terms and conditions set forth herein, on the Closing Date, each Term Lender severally agrees to make a Term Loan to the Borrower in the aggregate principal amount equal to such Term Lender’s Term Loan Commitment. The Term Loans shall mature on the Term Loan Maturity Date. The initial Advance of the Term Loan shall be $30,000,000 and the remaining Term Loan Commitments of $20,000,000 may be drawn in increments of $10,000,000, in up to two Advances (in addition to the initial Advance) by Borrower’s (x) delivery of a Request for Loan, in the form attached hereto as Exhibit C, to Agent and (y) satisfaction of each of the conditions to an Advance set forth in §11; provided that the Loan Exposure, after giving effect to Borrower’s requested Advance of a Term Loan, shall not exceed the lesser of the Total Commitment and Pool Property Availability. Any amount of the Term Loan that remains undrawn during the period commencing on March 18, 2019 and ending on February 15, 2020 (the “Undrawn Term Loan Commitments”) shall be subject to an unused fee payable in arrears to the Agent for the account of each Term Lender on the last day of such period, computed on a daily basis by multiplying (i) twenty five (25) basis points (0.25%) per annum, expressed as a per diem rate, times (ii) the undrawn portion of the Term Loan Commitments on such day (the “Term Loan Unused Fee”). Borrower shall pay the Term Loan Unused Fee to Administrative Agent on February 15, 2020. Any portion of the Undrawn Term Loan Commitments that remains undrawn as of February 15, 2020, shall thereafter be unavailable for Borrower to draw, and (i) the Term Loan Commitments shall be reduced accordingly, pro rata among the Term Lenders, and (ii) the Term Loan Unused Fee shall no longer accrue on the Undrawn Term Loan Commitments. Following its receipt of any such Term Loan Unused Fee, Agent shall promptly pay to each Term Lender an amount equal to such Term Lender’s Term Loan Commitment Percentage of the daily amount of such Term Loan Unused Fee based on such Term Lender’s Term Loan Commitment on such day. The Borrower may not reborrow any portion of any Term Loan once repaid. Term Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.
(c)    Record. Each Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Loan when due.
(d)    Notes. The Loans shall, if requested by each Lender, be evidenced by separate promissory notes of the Borrower, in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), completed with appropriate insertions. One Note shall be payable to each Lender which so requests the issuance of a Note and its registered assigns in the principal amount equal to such Lender’s Total Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.
§2.2    Intentionally Omitted.
§2.3    Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Agent to permanently reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof or to permanently terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that (a) no such termination or reduction shall be permitted if, after giving effect thereto, the Revolving Credit Exposure would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced and (b) in no event shall the Total Revolving Credit Commitment be reduced or terminated in such manner as to cause the Total Revolving Credit Commitment to be less than $10,000,000 except in connection with a cancellation of the entire Revolving Credit Commitments and repayment in full of all Revolving Credit Loans outstanding hereunder. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any unused facility unused fee under §2.10 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.
§2.4    Interest on Loans.
(a)    Each Base Rate Loan of a Class shall bear interest, for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan, at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans of such Class.
(b)    Each LIBOR Rate Loan of a Class shall bear interest, for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto, at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans of such Class.
(c)    The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans of a Class may be converted to Loans of the same Class by of the other Type as provided in §4.1.
(e)    The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was materially incorrect (for whatever reason, including because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, subject to § 4.3(c) such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment within five (5) Business Days after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of 180 days, and this provision shall not in any way limit any of the Agent’s, the Issuing Lender’s or any Lender’s other rights under this Agreement.
(f)    Each Base Rate Loan and LIBOR Rate Loan expresses an initial interest rate and an initial index value to 5 places to the right of the decimal point. This expression is done solely for convenience. The reference sources for the index used by Lender, as stated in this Agreement, may actually quote the index on any given day to as many as 5 places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Agreement will be to 5 places to the right of the decimal point.
§2.5    Requests for Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit C hereto (or telephonic notice confirmed in writing in the form of Exhibit C hereto) of each Advance of Revolving Credit Loans requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each Loan Request shall specify with respect to the requested Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period if such Loan is a LIBOR Rate Loan, and the Drawdown Date. Each Loan Request shall be accompanied by a Compliance Certificate evidencing compliance with §3.2 and the financial covenants set forth in §9 (calculated on a pro forma basis after giving effect to the proposed Advance and the application of the proceeds thereof in connection with any permitted transaction undertaken in connection therewith). Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. The Borrower shall be liable to each Lender for any Breakage Costs of such Lender in the event that they fail to borrow any requested LIBOR Rate Loan. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Advance as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $100,000; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $500,000. Unless otherwise approved by Agent, there shall be no more than six (6) LIBOR Rate Loans and one (1) Base Rate Loan outstanding at any one time; provided, however, Agent’s disbursement of more than six (6) LIBOR Rate Loans and one (1) Base Rate Loan shall be deemed approved by Agent of such Loans.
§2.6    Funds for Loans.
(a)    Not later than 11:00 a.m. (Eastern time) on the proposed Drawdown Date of any Advance of Loans of any Class, each of the Lenders of such Class will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Applicable Percentage of the amount of the requested Loans of such Class which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §2.5 and the satisfaction of the other conditions set forth in §11, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders of such Class by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Applicable Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Applicable Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing to make its pro rata share of any requested Advance of Loans of any Class. In the event of any such failure or refusal, the Lenders of such Class not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders of such Class so failing or refusing to make available to the Borrower the amount of its or their Applicable Percentage for such Loans as provided in §12.5.
(b)    Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Applicable Percentage of a proposed Advance of Loans of such Class, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loans available to the Borrower, and such Lender shall be liable to the Agent for the amount of such Advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Fed Funds Rate.
§2.7    Use of Proceeds. The Borrower and their Subsidiaries will use the proceeds of the Loans solely to (a) pay closing costs in connection with this Agreement; (b) repay existing Indebtedness, (c) fund acquisitions of Real Estate, (d) fund capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions; and (e) for general working capital and other general corporate purposes, including distributions with respect to Equity Interests, but excluding direct advances for the payment of any interest due hereunder.
§2.8    Letters of Credit.
(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) Business Days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit denominated in Dollars as the Borrower may request upon the delivery of a written request in the form of Exhibit C‑1 hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that, after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Outstanding amount of Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) the aggregate outstanding Loans and Letter of Credit Liabilities shall not exceed the Total Commitment, (iv) the Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitments, (v) such Letter of Credit would not cause a violation of the financial covenants set forth in §9 (calculated on a pro forma basis after giving effect to the proposed Advance and the application of the proceeds thereof in connection with any permitted transaction undertaken in connection therewith), (vi) the conditions set forth in §11 shall have been satisfied at the time that the Letter of Credit is to be issued or extended, (vii) no Revolving Credit Lender is a Defaulting Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (viii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.8, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.12(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assume all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender shall otherwise consent, in its sole discretion, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof (provided that the consent of the Required Lenders shall be required if such period would exceed two years after the issuance date of such Letter of Credit), subject to extension pursuant to an “evergreen” clause reasonably acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond thirty (30) days prior to the Revolving Credit Maturity Date) unless the Borrower have provided to Agent cash collateral reasonably acceptable to the Agent in an amount equal to the Letter of Credit Liability with respect to any Letter of Credit which extends beyond thirty (30) days prior to the Maturity Date. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.
(b)    Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer or the chief financial or chief accounting officer of the Borrower that the Borrower are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(c)    The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.8(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
(d)    Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
(e)    Upon the issuance of each Letter of Credit, and on each anniversary of such date of issuance until the final expiration or termination of such Letter of Credit, the Borrower shall pay to the Issuing Lender, for its own account, a Letter of Credit fronting fee with respect to each Letter of Credit, in an annual amount equal to a fee of 0.125%, computed on the face amount available to be drawn under such Letter of Credit. In addition, the Borrower shall pay to the Agent, for the account of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such Letter of Credit fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the fifth day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within ten (10) Business Days of demand of Issuing Lender the standard issuance, documentation and service charges of Issuing Lender.
(f)    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, unless the amount of such draw is otherwise immediately repaid by the Borrower, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement, except that such amount drawn shall not count towards the limit on the number of Base Rate Loans set forth herein) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount in Dollars equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Fed Funds Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Fed Funds Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.8(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.8(f). Nothing herein shall limit the Borrower’s obligation to reimburse the Issuing Lender for any draws and disbursements made in respect of any Letter of Credit on the same Business Day when any such draw or disbursement is made. If Borrower shall have received notice of such draw or disbursement prior to 11:00 AM, Cleveland time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then the Business Day immediately following the day that Borrower receives such notice. If a draw or disbursement with respect to a Letter of Credit is reimbursed by the making of Loans hereunder, the Borrower’s obligation to pay the amount of such draw or disbursement to the Issuing Lender shall be automatically converted into an obligation to pay the resulting Loans in accordance with the terms and provisions hereof.
(g)    If after the issuance of a Letter of Credit pursuant to §2.8(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.8(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
(h)    Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
(i)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(j)    Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, email, or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender, none of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender, Agent or any Lender as determined by a court of competent jurisdiction in a final non-appealable judgment; further provided, that the foregoing shall not be construed to excuse the Issuing Lender from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(k)    In connection with the issuance of any letters of credit under this Agreement, Borrower shall indemnify and hold Issuing Lender harmless from any loss, cost, expense or liability, including payments made by Issuing Lender and expenses and reasonable out-of-pocket attorneys' fees incurred by Issuing Lender arising out of, or in connection with, any Letter of Credit to be issued or created for a Borrower. Borrower shall be bound by Lender's regulations and good faith interpretations of any Letter of Credit it issues to Borrower, although this interpretation may be different from their own; and, neither Issuing Lender nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit.
(l)    In connection with all letters of credit issued by Issuing Lender under this Agreement, Borrower hereby appoints Issuing Lender, or its designee, as its attorney, with full power and authority upon the occurrence of an Event of Default, (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, Letter of Credit applications and acceptances; (ii) to sign Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department in the name of Borrower or Issuing Lender or Issuing Lender's designee, and to sign and deliver to officials of such customs department powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's name or Issuing Lender's, or in the name of Issuing Lender's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Issuing Lender nor its attorneys will be liable for any acts or omissions or for any error of judgment or mistakes of fact or law. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
(m)    Immediately upon the request of Issuing Lender, (i) after the occurrence of an Event of Default, or (ii) if any Letter of Credit remains outstanding after five (5) Business Days prior to the Maturity Date, in each such case, Borrower will deposit and maintain in an account with Issuing Lender in cash, as cash collateral, in an amount equal to one hundred five percent (105%) of the aggregate amount of the outstanding Letters of Credit. In each case, Borrower hereby irrevocably authorize Issuing Lender, in its sole discretion, on Borrower's behalf and in Borrower's name, to open such an account and to make and maintain deposits in such account or in an account opened by Borrower, in any amount required to be made by Borrower, out of the proceeds of Accounts or other Collateral, from an Advance, or out of any other funds of Borrower coming into Issuing Lender's possession at any time. Any net return on such cash or investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw any amount credited to any such account, except upon payment and performance in full of all Obligations and termination of this Agreement.
(n)    Notwithstanding any term, provision, condition or covenant contained herein, while any Event of Default exists, no Lender shall be required to issue, and Borrower shall not be entitled to request the issuance of, a Letter of Credit.
§2.9    Extension of Maturity Dates. The Borrower shall have the right and option to extend the Revolving Credit Maturity Date for a one year period to February 15, 2023 (the “First Revolving Extension Option”), and if the Revolving Credit Maturity Date is extended to February 15, 2023 pursuant to the First Revolving Extension Option, Borrower shall have the right and option to extend the Revolving Credit Maturity Date for an additional one year period to February 15, 2024 (the “Second Revolving Extension Option”; the First Revolving Extension Option and Second Revolving Extension Option are each a “Revolving Extension Option”), each Revolving Extension Option is conditioned on Borrower’s satisfaction of the following conditions precedent:
(a)    Extension Request. The Borrower shall deliver written notice of such request to exercise a Revolving Extension Option (the “Revolving Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days, and not later than the date which is thirty (30) days prior to the then applicable Revolving Credit Maturity Date (as determined without regard to such requested extension).
(b)    Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points of the Total Revolving Credit Commitment on the applicable Revolving Credit Maturity Date (as determined without regard to such extension). Each such fee shall be due prior to the then applicable Revolving Credit Maturity Date (as determined without regard to such extension) and, so long as the Revolving Extension Request is effective to extend the Revolving Credit Maturity Date, such extension fee will be fully earned and non-refundable under any circumstances.
(c)    No Default. On the date each Revolving Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default, and, without limiting the generality of the forgoing, on the Revolving Credit Maturity Date (as determined without regard to such extension) the Borrower shall be in compliance with §3.2 and the financial covenants set forth in §9 determined as of the then Revolving Credit Maturity Date (as determined without regard to such extension).
(d)    Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents shall be true and correct in all material respects (except to the extent any such representations or warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representations or warranty shall be true and correct in all respects) on the applicable Revolving Credit Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
§2.10    Facility Unused Fee. From the date hereof until the payment in full in cash of all Indebtedness under this Agreement and the Notes, the Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages, a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Revolving Credit Commitment exceeds the aggregate of the Outstanding principal amount of Revolving Credit Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the actual daily amount of the Outstanding principal amount of the Revolving Credit Loans during such quarter to (b) the Total Revolving Credit Commitment, and if such ratio is less than or equal to fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25% per annum, and if such ratio is greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.15% per annum. In addition to the foregoing, the facility unused fee shall otherwise be computed in the same manner as in § 2.4. Whenever any payment of the facility unused fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. It is expressly understood that the facility unused fee herein described shall not be refundable under any circumstances. The facility unused fee shall be payable quarterly in arrears on the third (3rd) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.3, with a final payment on the Revolving Credit Maturity Date.
§2.11    Increase in Total Commitment.
(a)    Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the date that is at least thirty (30) days prior to a subject Maturity Date to request an increase in the Total Commitment to not more than TWO HUNDRED MILLION DOLLARS ($200,000,000.00) in the aggregate, which increase shall be allocated at the Borrower’s request to the Revolving Credit Commitments or the Term Loan Commitments or one or more tranches new term loan commitments (the “New Term Loan Commitments”), by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $25,000,000 and incremental amounts of $5,000,000 in excess thereof. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees). If the Borrower agree to pay the facility fees so determined, then the Agent promptly shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto and, with respect to any New Term Loan Commitments, the proposed terms thereof. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis mutually acceptable to each of the Borrower, Agent and Arrangers. If the additional Commitments so provided by the Lenders are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent and the Arrangers shall use best effort to, and Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.
(b)    The Borrower may elect to effect any Commitment Increase by requesting one more tranches of New Term Loan Commitments and New Term Loans. The New Term Loan Commitments shall be effected pursuant to one or more New Term Loan Amendments executed and delivered by the Borrower, the New Term Loan Lenders, as applicable, and the Agent. The terms and provisions of any New Term Loan Commitments and any New Term Loans, including the pricing, maturity, fees payable, and other terms thereof, shall be as agreed by the Agent and the Borrower and set forth in the applicable New Term Loan Amendment; provided that, without the prior written consent of all other Lenders, no New Term Loan shall (A) have a New Term Loan Maturity that is earlier than the Term Loan Maturity Date (including any extensions thereof), (B) require scheduled amortization of the loans under such New Term Loan prior to the Term Loan Maturity Date but may permit voluntary prepayment (subject to sub-clause (C) hereof), and (C) rank higher than pari passu in right of payment and with respect to security with all Revolving Credit Loans and any existing Term Loans or have different borrower or guarantors as the Borrower and Guarantors with respect to all other Revolving Credit Loans, Term Loans, and any New Term Loans. Except as set forth in the immediately prior sentence with respect to the New Term Loan Maturity, no Lender that is not a New Term Loan Lender with respect to such tranche of New Term Loans shall have any consent rights with respect to the terms of such New Term Loans set forth in such New Term Loan Amendment so long as such terms are in accordance with the provisions of this Agreement. Each New Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are consistent with this §2.11 and may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this §2.11 with respect thereto. On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.
(c)    On any Commitment Increase Date which result in an increase in the Revolving Credit Commitments, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.
(d)    Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 to reflect the Lenders and Commitments as of the effective date of such increase in the Total Commitment, and the Borrower shall, if requested by such Lender, execute and deliver to the Agent new Notes for each Lender whose Commitment has changed or who has provided a new Commitment so that the principal amount of such Lender’s Note shall equal its aggregate Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.
(e)    Notwithstanding anything to the contrary contained herein, any increase in the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:
(i)    Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees or New Term Loan Amendment with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Lenders who are providing an additional Commitment may require, as provided in § 2.11(a) to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and
(ii)    No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, no Default or Event of Default shall have occurred and be continuing; and
(iii)    Representations True. The representations and warranties made by the Credit Parties in the Loan Documents shall be true and correct on the date of any such Increase Notice and on the date the Total Commitment is increased (unless such representations are limited by their terms to a specific date in which case they shall be required to be true and correct only as of such specified date), both immediately before and after the Total Commitment is increased; and
(iv)    Additional Documents and Expenses. The Borrower shall execute and deliver to Agent and the Lenders such additional documents (including amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any updated UCC searches and any and all intangible taxes or other’ taxes, assessments or charges or any similar fees, taxes or reasonable and documented out-of-pocket expenses in accordance with §15 which are reasonably requested by the Agent in connection with such increase.
§2.12    Defaulting Lenders.
(a)    If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, or all of the Lenders, shall be, except as specifically provided in §28, suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Fed Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.12(d).
(b)    Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate assignment and acceptance agreement (the “Assignment and Acceptance Agreement”). The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.12(d).
(c)    During any period in which there is a Revolving Credit Lender that is Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.8(d) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), and (iii) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the Revolving Credit Exposure held by such Lender in accordance with its Revolving Credit Commitment Percentage. Subject to §35, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities); third, if so determined by the Agent or requested by the Issuing Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or funded participations in Letters of Credit were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their applicable Commitment Percentages without regard to §2.12(c) prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.12(d)) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.
(e)    Within five (5) Business Days of demand by the Issuing Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to §2.8(a) and §2.12(c)) on terms satisfactory to the Issuing Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities. Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.
(f)    (1)    Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to §2.10 for any period during which that Revolving Credit Lender is a Defaulting Lender.
(i)    Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.8 for any period during which that Revolving Credit Lender is a Defaulting Lender.
(ii)    With respect to any facility unused fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to §2.12(c), (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.
(g)    If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their applicable Commitments (without giving effect to §2.12(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
§2.13    Pro Rata Treatment.
(a)    As provided elsewhere herein, all Revolving Credit Lenders’ interests in the Revolving Credit Loans, all interests of the Term Lenders in the Term Loans, all interests of the New Term Loan Lenders of a Class in the New Term Loans of such Class, and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Agent for the account of any Lender or amount to be applied or paid by the Agent to any Lender shall be paid promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender’s address specified pursuant to §20. In the event Borrower fails to make any payment when due, the Agent is hereby authorized to charge the account of the Borrower maintained with HNB for each payment of principal, interest and fees as it becomes due hereunder.
(b)    Except to the extent otherwise explicitly provided in this Agreement: (a) each borrowing from the Revolving Credit Lenders under §§ 2.1(a) and 2.8(f) shall be made from the Revolving Credit Lenders, each payment of the fees under §§ 2.10 and 2.8(e) shall be made for the account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under §2.3 shall be applied to the respective Revolving Credit Commitments of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Percentages; (b) each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by them, provided that, subject to §2.12, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the outstanding principal amount of the Revolving Credit Loans shall not be held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Percentages in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Credit Loans being held by the Revolving Credit Lenders pro rata in accordance with such respective Revolving Credit Percentages; (c) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them, (d) the making of any New Term Loans under §2.11 shall be made from the applicable New Term Loan Lenders, pro rata according to the amounts of their respective commitments for such New Term Loans; (e) each payment or prepayment of principal of New Term Loans of a Class shall be made for the account of the New Term Loan Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the New Term Loans of such Class held by them; (f) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; (g) the Conversion and Continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (h) [reserved]; and (i) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under §2.8, shall be in accordance with their respective Revolving Credit Percentages.
§3.    REPAYMENT OF THE LOANS.
§3.1    Maturity. The Borrower shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date. The Borrower shall repay to the Term Lenders on the Term Loan Maturity Date the aggregate principal amount of Term Loans outstanding on such date. The Borrower shall repay to the applicable New Term Loan Lenders on each New Term Loan Maturity Date the aggregate principal amount of the applicable New Term Loans outstanding on such date.
§3.2    Mandatory Prepayments. In the event (x) the Loan Exposure shall at any time exceed the lesser of the Pool Property Availability or Total Commitment, or (y) the Revolving Credit Exposure shall at any time exceed the Total Revolving Credit Commitments, the Borrower shall make a prepayment to Agent in the amount of such excess without penalty or premium within five (5) Business Days of the occurrence of such excess, together with any additional amounts payable pursuant to §4.8, with any such prepayment pursuant to this §3.2 being first applied to the Revolving Credit Exposure and then ratably to the Term Loans and New Term Loans in accordance with the provisions hereof (as amended by any the applicable New Term Loan Amendment).
§3.3    Optional Prepayments.
(a)    Each Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans of any Class, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.
(b)    The Borrower shall give the Agent, no later than 1:00 p.m. (Eastern time) at least one (1) Business Day prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans, the Class of Loans to be prepaid, and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) Business Day’s prior notice to the Agent and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction).
§3.4    Partial Prepayments. Each partial prepayment of the Loans of any Class under §3.3 shall in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied as instructed by Borrower or, in the absence of instruction by the Borrower, to the principal of the Revolving Credit Loans (and with respect to each Type of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans), and then to the Term Loans and New Term Loans in accordance with the terms hereof.
§3.5    Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid or repaid hereunder may be reborrowed subject to the terms hereof; amounts of the Term Loans or New Term Loans prepaid or repaid hereunder may not be reborrowed. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Credit Parties’ obligations under any Derivative Contracts entered into with respect to the Loans.
§4.    CERTAIN GENERAL PROVISIONS.
§4.1    Continuation and Conversion Options.
(a)    The Borrower may elect from time to time, by delivery to Agent of a Conversion/Continuation Request, to convert any of its outstanding Loans of any Class to a Loan of the same Class but of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan or any continuation of a LIBOR Rate Loan, Borrower shall give the Agent at least three (3) Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan to be so converted or continued shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof, and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans and one (1) Base Rate Loan outstanding at any one time; (iii) no Loan may be converted into or continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing; and (iv) unless otherwise specified herein, no conversion from a LIBOR Rate Loan to a Base Rate Loan may be made other than at the end of the applicable Interest Period. All or any part of the outstanding Loans of a Class of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000 or an integral multiple of $250,000 or a LIBOR Rate Loan in a principal amount of less than $1,000,000 or an integral multiple of $250,000. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be irrevocable by the Borrower.
(b)    Any LIBOR Rate Loan of any Class may be continued as such Type and such Class upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Event of Default.
(c)    In the event that the Borrower does notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of the one-month, two-month, three-month, or six-month LIBOR period initially selected by Borrower unless such Interest Period shall be greater than the time remaining until the Maturity Date or if an Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.
(d)    The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to each LIBOR Rate Loan upon determination thereof.
§4.2    Fees. In addition to all fees specified herein, the Borrower agrees to pay to HNB certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated as of November 29, 2018 between the Borrower and HNB (the “Agreement Regarding Fees”).
§4.3    Funds for Payments.
(a)    All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 11:00 a.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans prior to the Maturity Date and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds to ensure credit on the due date. Notwithstanding the foregoing, Borrower authorizes Agent to debit that certain deposit account that Borrower maintains with Agent on each Interest Payment Date, amounts due to Agent and the Lenders hereunder pursuant to §2.4(c), as and when such amounts are due. All payments received by Agent after 11:00 a.m. (Eastern Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. To the extent not already paid pursuant to the preceding sentences, the Agent is hereby authorized to charge, after the occurrence and during the continuance of an Event of Default, the accounts of the Borrower with HNB, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent. The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such in accordance with §2.13. If and to the extent Agent shall not make such payments to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Agent, at the Fed Funds Rate from the due date until (but not including) the date on which Agent makes such payments to such Lender. If any payment hereunder is due on a day that is not a Business Day, then payment will be due on the next Business Day; provided, however, that if the next Business Day occurs in the following calendar month, then the payment shall be due on the immediately preceding Business Day.
(b)    Prior to a Default under this Agreement, payments shall be applied first to interest, then to principal, then to any fees or other amounts due and owing to any Lender in connection with the Loan. After a Default under this Agreement, payments may be applied, at Agent’s option, as follows: first to any collection costs or expenses (including reasonable attorneys’ fees), then to any late charges or other fees owing under the Loan Documents, then to accrued interest, then to principal. To the extent that Borrower makes a payment or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by such Lender.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Lender reasonably determines that (i) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to each Lender, as applicable, promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any bankruptcy or insolvency law, automatically and without further action by Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.
(d)    All payments by the Loan Parties hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3(d)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(e)    Without duplication of any obligation under §4.3(d), the Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(f)    Without duplication of any obligation under §4.3(d) or (e), the Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3(f)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.
(g)    Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.
(h)    As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to §4.3, such Borrower or such Guarantor shall deliver to the Agent following the written request of Agent, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(i)    (j) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent at the time or times reasonably requested by the Borrower or the Agent, and at the time or times prescribed by Applicable Law, such properly completed and executed documentation reasonably requested by the Borrower or the Agent or prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W‑9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(k)    Each Agent that is a U.S. Person shall deliver to the Borrower two properly completed and duly signed originals of IRS Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a U.S. Person shall deliver to the Borrower two properly completed and duly signed originals of IRS Form W-8ECI with respect to fees received on its own behalf and, in the case of an Agent with respect to payments received on account of any Lender, two properly completed and duly signed originals of IRS Form W-8IMY (or successor form) certifying that the Agent is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and in each of clause (a) and (b), that the Agent is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments as contemplated by United States Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Agent without deduction or withholding of any Taxes imposed by the United States.
(l)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to §4.3 (including by the payment of additional amounts pursuant to §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under §4.3 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(m)    Each party’s obligations under §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(n)    The obligations of the Borrower to the Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any other Loan Document; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction in a final non-appealable judgment; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve any Lender for liability to Borrower arising as a result of gross negligence or willful misconduct on the part of such Lender, as applicable, as determined by a court of competent jurisdiction in a final non-appealable judgment.
§4.4    Computations. Interest on the unpaid principal balance of Loans and of other fees to the extent applicable is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days. The Outstanding Loans and Outstanding Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.
§4.5    Suspension of LIBOR Rate Loans.
(a)    In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive absent manifest error) to the Borrower and the Lenders. In such event (i) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan; (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders and (iii) the cap with respect to the number of Base Rate Loans set forth herein shall be of no further force or effect.
(b)    If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in §28.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this § 4.5(b), only to the extent LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (1) any notice of conversion/continuation that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan shall be ineffective and any such Loan shall be converted to a Base Rate Loan on the last day of the then current Interest Period applicable thereto; (2) if any Notice of Borrowing requests a LIBOR Rate Loan, such Loan shall be made as Base Rate Loan and (3) the cap with respect to the number of Base Rate Loans set forth herein shall be of no further force or effect..
§4.6    Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and Borrower thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of such Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law . In the event that on any date Agent shall have reasonably determined that accruing interest hereunder based upon LIBOR has become unlawful by compliance by Agent in good faith with any law, governmental rule, regulation or order, then in any such event, Agent shall promptly give notice thereof to Borrower and thereafter, the cap with respect to the number of Base Rate Loans set forth herein shall be of no further force or effect. In such case, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to percentage points in excess of the Prime Commercial Rate. Notwithstanding the preceding sentence, if the circumstances of the first sentence of this paragraph occur and Borrower has the ability to request advances hereunder based on interest rates other than LIBOR, then Borrower shall repay any advances based on LIBOR with advances under one of the other rates available to Borrower hereunder. Notwithstanding the foregoing, upon request by the Borrower, the Lender shall use commercially reasonable efforts to designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of Lender, subject such Lender to any unreimbursed cost or expense or be otherwise disadvantageous to Lender or increase any costs payable by Borrower hereunder.
§4.7    Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan: (ii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
§4.8    Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law shall:
(a)    subject any Lender or the Agent to any Taxes (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans or its deposits, reserves, other liabilities or capital attributable thereto, or
(b)    [reserved],
(c)    impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
(d)    impose on any Lender any other conditions, cost or expense (other than Taxes), or requirements with respect to this Agreement, the other Loan Documents, the Loans, or the Letters of Credit, and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to any Lender or any other Recipient hereunder on account of any of the Loans or the Letters of Credit or the Commitments, or
(iii)    to require any Lender or other Recipient to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the Borrower hereunder, then, and in each such case, the Borrower will, within thirty (30) days of demand made by such Lender or other Recipient at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as such Lender or other Recipient shall reasonably determine in good faith to be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and other Recipient in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this §4.8 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this §4.8 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
§4.9    Capital Adequacy. In the event that any Lender reasonably determines that by reason of (a) any change arising after the date of this Agreement affecting the interbank eurocurrency market or affecting the position of such Lender with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which LIBOR then being determined is to be fixed, (b) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (c) any other circumstance affecting such Lender or the interbank eurocurrency market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), LIBOR, plus the Applicable Margin, shall not represent the effective cost to such Lender of funding or maintaining amounts accruing interest based upon LIBOR, then, and in any such event, the accrual of interest based upon LIBOR shall be suspended until such Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue at a variable rate of interest per annum, which shall change in the manner set forth below, equal to 1% in excess of the Prime Commercial Rate. In the event that on any date Lender shall have reasonably determined that accruing interest hereunder based upon LIBOR has become unlawful by compliance by Lender in good faith with any law, governmental rule, regulation or order, then in any such event, Lender shall promptly give notice thereof to Borrower. In such case, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to percentage points in excess of the Prime Commercial Rate. Notwithstanding the preceding sentence, if the circumstances of the first sentence of this paragraph occur, then Borrower shall repay any advances based on LIBOR with advances under the Base Rate.
§4.10    Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent.
§4.11    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default and at the written request of the Required Lenders, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrower within ten (10) days of the date when due but not including the final balloon payment of principal due on the Loan.
§4.12    Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence of the amount due, absent manifest error. Lender shall be entitled to reimbursement under §4.8 or §4.9 from and after notice to Borrower that such amounts are due given in accordance with §4.8 or §4.9 and for a period of nine (9) months prior to receipt of such notice (except that, if the Change in Law or other circumstance giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
§4.13    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in §2.4. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, extension fees, up-front fees, commitment fees, facility fees, closing fees, letter of credit fees, underwriting fees, prepayment fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent
§4.14    Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.6 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the Borrower being required to pay Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender), §4.8 or §4.9, then, upon the request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender (as determined by such Lender in its sole and absolute discretion), including by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action within ten (10) days of written demand of such Lender. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.6 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the Borrower being required to pay Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender), §4.8 or §4.9 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or its participation in any Letter of Credit Liability, and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall use commercially reasonable efforts to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest, including an Assignment and Acceptance Agreement, with the Agent being granted a power of attorney by each Affected Lender to executed documents on behalf of each such Affected Lender if such Affected Lender shall refuse to execute any documents in accordance with the terms hereof. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.
§5.    COLLATERAL SECURITY.
§5.1    Collateral. The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders and the Lender Hedge Providers on the Collateral, pursuant to the terms of the Security Documents.
§5.2    Additional Guarantors/Pledge. Upon the formation by the Borrower of any new Material Subsidiary or upon any Subsidiary of the Borrower becoming a Material Subsidiary, such Subsidiary shall become an Additional Guarantor hereunder, and the Pledge shall be amended to grant a lien on the Equity Interests in such Additional Guarantor. The Borrower shall execute, and cause such Additional Guarantor (and any other Subsidiary which holds a direct Equity Interests in such Additional Guarantor) to execute and deliver a Joinder Agreement and other documents as the Agent may reasonably request to effect the requirements of this §5.2. For the avoidance of doubt, no Excluded Subsidiary shall become an Additional Guarantor.
§5.3    Release. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.3), the Agent shall release a Guarantor from the Guaranty and the Equity Interests in such Guarantor from the lien or security title of the Security Documents upon the request of the Borrower subject to and upon satisfaction of each of the following terms and conditions:
(a)    The Borrower shall have provided the Agent with written notice of their intention to release the Guarantor no later than five (5) Business Days’ prior to the date on which such release is to be effected, together with such financial information and documentation respecting the proposed sale or refinancing of such Real Estate as the Agent may reasonably request;
(b)    The Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;
(c)    All release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent; and
(d)    The Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including reasonable out-of-pocket attorney’s fees, to the extent required under §15.
§5.4    Addition of Pool Properties in Connection with Advances.
(a)    For so long as no Default or Event of Default exists, the Borrower shall be entitled to add any Eligible Real Estate as a Pool Property upon satisfaction of each of the conditions set forth in the definition of “Eligible Real Estate,” provided Borrower has complied with all of the conditions set forth in §5.4. At least seven (7) Business Days prior to each proposed addition of a proposed Pool Property, the Borrower shall have first provided to Agent: (x) notice of the proposed addition and (y) the Eligible Real Estate Qualification Documents, that, as indicated on Schedule 1.2, are due on such date, and (z) a Compliance Certificate after giving effect to such addition.
(b)    Notwithstanding the foregoing, in the event any Real Estate proposed to be included as a Pool Property does not qualify as Eligible Real Estate or otherwise does not meet the conditions in this §5.4, such Real Estate may be included as a Pool Property so long as the Agent shall have received the prior written consent of the Agent and the Required Lenders in their sole discretion to the inclusion of such Real Estate as a Pool Property.
(c)    As a condition precedent to inclusion of Eligible Real Estate as a Pool Property, the Borrower shall also satisfy the following conditions precedent with respect to each such Real Estate:
(i)    the Subsidiary owning the Real Estate or leasing it as tenant under an Eligible Ground Lease shall have executed and delivered a Joinder Agreement with respect to the Guaranty executed by the other Guarantors on the Closing Date;
(ii)    the Borrower and each Guarantor shall have (a) executed and delivered to the Agent all Eligible Real Estate Qualification Documents to which they are parties, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to Agent, and (b) delivered all other Eligible Real Estate Qualification Documents; and
(iii)    after giving effect to the inclusion of such Pool Property, (a) each of the representations and warranties made by or on behalf of the Credit Parties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and except as otherwise disclosed to and reasonably approved by the Required Lenders as of the time of the addition (or any replacement) of Pool Properties, with the same effect as if made at and as of that time, or if any representation or warranty by its terms is made as of a specified date such representation or warranty shall be true and correct as of such specified date, (b) the various covenants set forth in §3.2, §7, §8 and §9 shall continue to be satisfied, and (c) no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of the Borrower to such effect.
§5.5    Release of Certain Guarantors. In the event that a Guarantor ceases to be a Material Subsidiary in accordance with the terms of this Agreement, then such Guarantor shall be deemed to be fully released of all Obligations and all Hedge Obligations without the need of any further actions from Agent or any Lender. In connection with such release, upon request, Agent shall execute and deliver the release in the form attached as Exhibit B to the Guaranty.
§5.6    Release of Collateral. Upon the refinancing or repayment of the Obligations in full, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Borrower and Guarantors from their obligations under the Loan Documents; provided that Agent has not received a notice from the “Representative” (as defined in §14.16) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof. In connection with such release, Agent shall deliver UCC terminations and, if applicable, execute and deliver mortgage releases in Agent’s standard form and any other releases necessary to release the lien of the Obligations pursuant to instruments in Agent's standard form.
§6.    REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Agent and the Lenders as follows, each as of the Closing Date hereof, as of the date of any Loan Request, and as of the funding of any Loan hereunder:
§6.1    Corporate Authority, Etc.
(a)    Incorporation; Good Standing. Borrower is a Maryland corporation duly organized pursuant to its certificate of formation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.
(b)    Other Credit Parties. Each of the other Credit Parties and Equity Subsidiaries (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Pool Property owned or leased by it is located to the extent required to do so under Applicable Law and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
(c)    Other Subsidiaries. Except where a failure to satisfy such representation would not have a Material Adverse Effect, each of the Subsidiaries of the Borrower (other than the Guarantors) (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate owned or leased by it is located.
(d)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (i) are within the authority of the Credit Parties, (ii) have been duly authorized by all necessary actions on the part of the Credit Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, except where such conflict, breach or contravention would not have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or, except where such conflict or default would not have a Material Adverse Effect, any agreement or other instrument binding upon, any Credit Party or any of their properties, except where such conflict or default would not have a Material Adverse Effect, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Credit Party other than the Permitted Liens, the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents.
(e)    Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Credit Parties is a party are valid and legally binding obligations of each Credit Party that is a party thereto enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
§6.2    Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents by the Credit Parties party thereto and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than (i) those already obtained, (ii) the filing of the Security Documents in the appropriate records office with respect thereto, and (iii) consents, licenses, approvals, authorizations, registrations, declarations or filings the failure to obtain or perform which would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.
§6.3    Title to Pool Properties. The Borrower or Guarantor owns in fee simple or Ground Leases each Pool Property subject to no rights of others, including any mortgages, leases pursuant to which such Borrower or Guarantor or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances except the Leases and Permitted Liens described in clauses (i), (iv), (vi), (viii), (xi), (xiv), (xv) , (xvii), or (xviii) of §8.2.
§6.4    Financial Statements. The Borrower has furnished to Agent (a) the Consolidated unaudited balance sheet of the Borrower and its Subsidiaries as of the Balance Sheet Date and the related unaudited Consolidated statement of income and cash flow for the most recent period then ended certified by an Authorized Officer of the Borrower, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Pool Properties for the most recent period then ended certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Consolidated Group and the Real Estate (including the Pool Properties) requested by Agent. Such balance sheet and statements have been prepared in accordance with GAAP and fairly present in all material respects the Consolidated financial condition of the Consolidated Group as of such date and the Consolidated results of the operations of the Consolidated Group for such periods.
§6.5    No Material Changes. Since the Balance Sheet Date, there has been no material adverse change in the assets, properties, financial condition or business of the Consolidated Group taken as a whole, other than changes in the ordinary course of business that have not and would not reasonably be expected to have a Material Adverse Effect.
§6.6    Franchises, Patents, Copyrights, Etc. The Borrower possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted, including the ownership and/or operation of the Pool Properties, without known conflict with any rights of others, except for such franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, the loss of which, and such conflicts that, would not be reasonably expected to have a Material Adverse Effect.
§6.7    Litigation. As of the date hereof, except as stated on Schedule 6.7 or any reports delivered to Agent on or prior to the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending, or to the Borrower’s Knowledge, threatened in writing against Borrower or any other Credit Party before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, which involves any Pool Property, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting Borrower, the other Credit Parties or any Pool Property individually or in the aggregate in excess of $1,250,000.
§6.8    No Material Adverse Contracts, Etc. No Credit Party is subject to any restriction in its charter or other organizational documents, or, to the Borrower’s Knowledge, any legal restriction, or any judgment, decree, order, rule or regulation that would reasonably be expected to have a Material Adverse Effect. To the Borrower’s Knowledge, no Credit Party is a party to any contract or agreement the performance of which in accordance with its terms would be reasonably expected to have a Material Adverse Effect.
§6.9    Compliance with Other Instruments, Laws, Etc. None of the Credit Parties or their respective Subsidiaries is in violation of any provision of its charter or other organizational documents or, to the Borrower’s Knowledge, any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or would reasonably be expected to have a Material Adverse Effect.
§6.10    Tax Status. Except with respect to the Hudson Correctional Facility, each Credit Party: (a) has made or filed all federal income and all other material Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all material Taxes shown or determined to be due on such returns, reports and declarations, except those: (i) being contested in good faith and by appropriate proceedings, or (ii) for which any of the Borrower or its respective Subsidiaries, as applicable, has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable in accordance with GAAP. As of the Closing Date, to the Borrower’s Knowledge, there are no claims pending or threatened in writing with respect to any U.S. federal income Tax returns filed by any Credit Party or their respective Subsidiaries. The taxpayer identification number for each Credit Party is listed on Schedule 6.10.
§6.11    Intentionally Omitted.
§6.12    Investment Company Act; EEA Financial Institution. None of the Credit Parties or any of their respective Subsidiaries is required to be registered as an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company,” as such terms are defined in the Investment Company Act of 1940. None of the Credit Parties is an EEA Financial Institution.
§6.13    Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, to Borrower’s knowledge, there is no financing statement (but excluding any financing statements that may be filed against the Borrower or its Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral or Pool Property.
§6.14    Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of their Subsidiaries or Affiliates or, to Borrower’s Knowledge, any other Person other than Permitted Liens described in clauses (i)(A), (viii), or (xii) of §8.2.
§6.15    No Event of Default. No Default or Event of Default has occurred and is continuing.
§6.16    Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, the Borrower and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Real Estate constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. No Credit Party has any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.
§6.17    Disclosure. All factual information, taken as a whole, contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of any Credit Party, is and will be true and correct in all material respects as of the date hereof and, to Borrower’s Knowledge, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Credit Parties, any Subsidiary or the Real Estate (other than projections and estimates) furnished to the Agent or the Lenders in connection with the execution and delivery of this Agreement was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided, however, that the foregoing representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, engineering, environmental or other reports or data prepared by third parties, or (b) budgets, projections and other forward-looking information prepared by the Borrower, with respect to each of which, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, it being understood that such projected information may vary from actual results and that such variances may be material.
§6.18    Trade Name; Place of Business. No Credit Party uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and the other Credit Parties is 332 S. Michigan Ave., 9th Floor, Chicago, Illinois 60604.
§6.19    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Borrower or other Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.20    Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Eligible Real Estate acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, the Borrower makes the following representations and warranties:
(a)    Neither the Borrower nor any Subsidiary is in violation, or, to Borrower’s Knowledge, alleged violation, of any Environmental Law, which violation is reasonably expected to have a Material Adverse Effect.
(b)    None of the Credit Parties has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a Governmental Authority or other third party has conducted, or has demanded that Borrower or any of the Subsidiaries conduct, a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances in violation of applicable Environmental Law, which in the case of clauses (i) through (iii) above which involves Pool Properties or which otherwise would reasonably be expected to have a Material Adverse Effect.
(c)    (i) No portion of the Pool Properties is used by Borrower, or to Borrower’s Knowledge, by any Tenant or operator thereon for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and to Borrower's Knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Pool Properties except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by the Borrower, its respective Subsidiaries or, to Borrower’s Knowledge, the Tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Pool Properties except in the ordinary course of Borrower’s or its Tenants’ and operators’ business and in material compliance with applicable Environmental Laws; (iii) to Borrower’s Knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping in violation of any applicable Environmental Law (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrower’s, its Tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Pool Properties, except as would not reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s Knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Pool Properties which, through soil or groundwater contamination, have come to be located on any Pool Property, except as are not reasonably expected to have a Material Adverse Effect; and (v)  any Hazardous Substances that have been generated on any of the Pool Properties in violation of Environmental laws have been transported off‑site in compliance in all material respects with all applicable Environmental Laws.
(d)    [Reserved].
(e)    To the Borrower’s Knowledge, there are no existing or closed sanitary or solid waste landfills, or hazardous waste treatment, storage or disposal facilities on or affecting the Pool Properties except where such existence would not reasonably be expected to have a Material Adverse Effect.
(f)    No Credit Party has received any written notice from any party that any use, operation, or condition of such Borrower’s or its Subsidiaries’ business on any Real Estate has caused any adverse condition on any other property that could reasonably be expected to result in a claim under applicable Environmental Law that would reasonably be expected to have a Material Adverse Effect, nor, to Borrower’s Knowledge, are there any existing facts or circumstances that are reasonably expected to form the basis for such a claim.
§6.21    Subsidiaries; Organizational Structure. Schedule 6.21 sets forth, as of the Closing Date, all of the Subsidiaries of each Credit Party, the form and jurisdiction of organization of each, and the owners of the direct ownership interests therein. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedule 6.21 except as set forth on such Schedule.
§6.22    Leasing. The Borrower has delivered to the Agent true and complete copies, in all material respects, of the Material Commercial Leases and any amendments thereto relating to each Pool Property required to be delivered as a part of the Eligible Real Estate Qualification Documents; provided, however, that if Borrower has knowledge that any immaterial part of the lease file for any Material Commercial Lease is missing, Borrower has provided notice to Agent of what is missing and the nature of its contents, if known. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each parcel of Real Estate as a Pool Property with respect to all Leases of any portion of the Real Estate has been provided to the Agent. Except as set forth on Schedule 6.22, as of the Closing Date, no Tenant under any Material Commercial Lease of any Pool Property is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including lease support payments or lease buy-outs, except as reflected in such Material Commercial Leases or such Rent Roll. Except as set forth in Schedule 6.22, as of the Closing Date, the Material Commercial Leases reflected therein are, as of the date of inclusion of the applicable the Real Estate as a Pool Property, in full force and effect in accordance with their respective terms, without any payment default or, to Borrower’s Knowledge, any other material default (beyond any applicable notice and cure period) thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any Tenant thereunder. Except as reflected in Schedule 6.22, as of the Closing Date, no Borrower nor any Subsidiary has given or made, any notice of any payment or other material default which remains uncured or unsatisfied, with respect to any of the Material Commercial Leases of any Pool Property, and to Borrower’s Knowledge, as of the Closing Date, there is no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Material Commercial Lease of any Pool Property or of the respective landlord under a Material Commercial Lease. As of the Closing Date, except as set forth in Schedule 6.22, no security deposit or advance rental or fee payment has been made by any lessee or licensor under the Material Commercial Leases for the Pool Properties except as may be specifically designated in the copies of the Material Commercial Leases furnished to the Agent or as otherwise disclosed to Agent in writing. No Real Estate other than the Real Estate which is the subject of the applicable Pool Property Lease is necessary to comply with the requirements (including parking requirements) contained in such Lease.
§6.23    Property. Except as set forth in Schedule 6.23, as set forth in Eligible Real Estate Qualification Documents, or as set forth in the written engineering or other property condition reports or tenant estoppel certificates provided to the Agent on or before (a) the date hereof, with respect to the initial Pool Properties, or (b) the date after the Closing Date when any Real Estate becomes a Pool Property, except as expressly provided in the applicable Lease or in any property condition report provided to Agent, to Borrower’s Knowledge as of the date hereof or the date any Real Estate becomes a Pool Property: (i) all of the Real Estate building systems located thereon, are in good condition and working order and free from material defects, subject to ordinary wear and tear, and except for such portion of such Real Estate which is not occupied by any Tenant and which are not required to be made in working order by any of the Credit Parties, and (ii) there are no material structural defects to the Buildings on the Real Estate. To Borrower’s Knowledge, each parcel of the Real Estate, and the use and operation thereof by its Tenants, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, and historic preservation and protection, wetlands and tidelands. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Real Estate are installed to the property lines of the Real Estate through dedicated public rights of way or through perpetual private easements and, except in the case of drainage facilities, are connected to the Buildings located thereon with valid permits and are adequate to service the Buildings in compliance, in all material respects, with applicable law. The streets abutting the Real Estate are dedicated and accepted public roads, to which the Real Estate has direct access or are perpetual private ways (with direct access to public roads) to which the Real Estate has direct access. There are no unpaid or outstanding real estate or other Taxes or assessments on or against any of the Real Estate which are payable by any Credit Party (except only real estate or other Taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). No parcel of Real Estate included in the Pool Properties on the date hereof is assessed together with other Real Estate which is not a Pool Property for purposes of real estate tax assessment and payment. Except as listed on Schedule 6.23, as of the date hereof, there are no pending, or to Borrower’s Knowledge, threatened eminent domain proceedings against any of the Real Estate. None of the Real Estate is, as of the date hereof, damaged as a result of any fire, explosion, accident, flood or other casualty. As of the date hereof, Borrower has not received any written notice from any insurer or its insurance agent requiring performance of any work with respect to any of the Real Estate or canceling or threatening to cancel any policy of insurance, and, each of the Real Estate complies with the material requirements of all of the Borrower’s insurance carriers with respect to the Real Estate insured thereunder. The Property Management Agreements are listed on Schedule 6.23. To the knowledge of Borrower, there are no materials claims in respect of any Real Estate or its operation by any party to any service agreement or Management Agreement. No person or entity has any right or option to acquire any Pool Property or any Building thereon or any portion thereof or interest therein, except for certain Tenants pursuant to the terms of their Leases with the Borrower or a Subsidiary.
§6.24    Brokers. None of the Borrower nor any of its Subsidiaries has engaged any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
§6.25    Other Debt. As of the Closing Date, no Credit Party or Subsidiary of Borrower is in default of the payment of any Indebtedness in excess of $1,000,000 or in the performance of any material obligation under any agreement related to Indebtedness in excess of $1,000,000 to which any of them is a party. None of the Credit Parties is a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other Indebtedness of the Borrower for borrowed money. No Credit Party is obligated under any Unsecured Indebtedness for borrowed money other than pursuant to the Loan Documents.
§6.26    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and before and after giving effect to the making of all Loans and issuance of Letters of Credit made or to be made hereunder on any applicable date, and after giving effect to the provisions of §38, the Credit Parties, taken as a whole, are Solvent.
§6.27    No Bankruptcy Filing. No petition in bankruptcy has been filed by any Credit Party or Equity Subsidiary or, to the Borrower’s Knowledge, against any Credit Party or Equity Subsidiary. No Credit Party or Equity Subsidiary has made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. On the date hereof, no Credit Party or Subsidiary is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and to Borrower’s Knowledge no Person is contemplating the filing of any such petition against it.
§6.28    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the incurrence of indebtedness or the performance of any actions required hereunder or thereunder is undertaken by any Credit Party or Equity Subsidiary with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted. No transfer of property has been or will be made by any Credit Party or Equity Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party or Equity Subsidiary.
§6.29    Transaction in Best Interests of Credit Parties; Consideration. The transactions evidenced by this Agreement and the other Loan Documents is in the best interests of each Credit Party. The direct and indirect benefits of the transactions inure to each Credit Party pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by each Credit Party and Equity Subsidiary pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Borrower to be a borrower or each Guarantor to be guarantor of the Loan, or each Equity Subsidiary to perform its obligations under each Loan Document it is a party to, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower to have available financing to conduct and expand their business.
§6.30    OFAC. Borrower is not in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither Borrower nor any Guarantor (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224. To knowledge of the Credit Parties, none of any of their respective directors or officers of the Credit Parties or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, is (i) a Sanctioned Person, (ii) located, organized or residing in a Designated Jurisdiction, or (iii) has violated any Anti-Terrorism Law in any material respect. No Loan or Letter of Credit, nor the proceeds from any Loan or Letter of Credit, has been used, directly or indirectly, to fund any activity or business in any Designated Jurisdiction or with any Sanctioned Person, or in any other manner that will result in a violation by any Credit Party or Subsidiary thereof, or any Lender, the Agent, the Issuing Lender, of Sanctions. Each of the Credit Parties and its Subsidiaries, and to the Borrower’s Knowledge, each director and officer of the Credit Parties and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Credit Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions by the Credit Parties, their Subsidiaries, their respective directors, officers and employees.
§6.31    Ground Lease.
(a)    Each Ground Lease contains the entire agreement of the applicable Credit Party and the applicable owner of the fee interest in such real property (the “Fee Owner”), pertaining to the Real Estate covered thereby. With respect to Eligible Real Estate subject to a Ground Lease, the applicable Credit Party has no estate, right, title or interest in or to Real Estate except under and pursuant to the Ground Lease or except as may be otherwise approved in writing by Agent. The applicable Credit Party has delivered a true and correct copy, in all material respects, of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real state records and referenced in the Title Policy for such Real Estate; provided, however, that if Borrower has knowledge that any immaterial part of the lease file for any Ground Lease is missing, Borrower has provided notice to Agent of what is missing and the nature of its contents, if known.
(b)    The applicable Fee Owner is the exclusive fee simple owner of the Real Estate and of the lessor’s interest in the Ground Lease.
(c)    There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.
(d)    Each Ground Lease is in full force and effect and, to the Borrower’s Knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred and is on the part of the Credit Party which is the tenant of such Ground Lease or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under any such Ground Lease has been paid through the date hereof and no Credit Party is required to pay any deferred or accrued rent after the date hereof under any Ground Lease.
(e)    The applicable Credit Party is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not have assigned, transferred or encumbered its interest in, to, or under the Ground Lease.
§7.    AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:
§7.1    Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.
§7.2    Maintenance of Office. The Credit Parties will maintain their respective chief executive office at the address set forth in §6.18, or at such other place in the United States of America as the Borrower shall designate upon prompt written notice to the Agent, where notices, presentations and demands to or upon the Credit Parties in respect of the Loan Documents may be given or made.
§7.3    Records and Accounts. The Borrower will: (a) keep and cause each of its Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, in each case, in all material respects, and (b) maintain adequate accounts and reserves to the extent required by GAAP for all Taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves provided, however, none of Borrower or any of its Subsidiaries shall have any obligation, unless otherwise required by GAAP, to maintain any accounts or reserves with respect to Taxes or other matters which, under the terms of the various Leases, are the obligations of the Tenant to pay. Borrower shall not, without the prior written consent of the Agent: (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 except changes required by or permitted under GAAP, or (y) change its fiscal year.
§7.4    Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent:
(a)    not later than one hundred twenty (120) days after the end of each calendar year, (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in capital and cash flows for such year (in each instance presented in Dollars), setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer of Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Consolidated Group, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by KPMG or another nationally recognized accounting firm selected by Borrower and reasonably approved by Agent;
(b)    not later than sixty (60) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related unaudited Consolidated statements of income and cash flows for such quarter and year-to-date (in each instance presented in Dollars), all in reasonable detail and prepared in accordance with GAAP other than the absence of full footnotes and year-end adjustments, together with a certification by an Authorized Officer of Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Consolidated Group on the date thereof subject to year-end adjustments;
(c)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer in the form of Exhibit D hereto (or in such other form as the Agent may reasonably approve from time to time) stating that no Event of Default has occurred and is continuing and setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §§3.2 and 9, setting forth reconciliations to reflect changes in GAAP since the Closing Date. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Pool Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and detail reasonably satisfactory to the Agent, together with a certification by an Authorized Officer of each such Person that the information contained in such statement fairly presents in all material respects Net Operating Income of the Pool Properties for such periods. The Compliance Certificate to be delivered in connection with the financials as of September 30, 2018 shall be prepared on a pro forma basis assuming that the Loans were in effect as of such date and that Indebtedness of any Credit Party or any of its Subsidiaries that was paid off in connection with the closing of these Loans was not in effect;
(d)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above: (i) a Rent Roll for each of the Pool Properties, (ii) an operating statement for each of the Pool Properties for each such calendar quarter and year to date, and (iii) a copy of any material amendment to any such Material Commercial Lease entered into with respect to a Pool Property during such calendar quarter;
(e)    concurrently with the date shareholders are presented such materials, copies (which may be delivered electronically, by email or otherwise) of all reports and notices reported to shareholders of the Borrower as a group (which shall not include any financial or tax information with respect to such shareholders or members); provided that any item that is filed via Form 8K or otherwise publicly available through the SEC shall be treated as being delivered to the Agent;
(f)    if requested by the Agent, within sixty (60) days after each year end, a budget for the Credit Parties and each Pool Property for the current calendar year;
(g)    to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Pool Properties; and
(h)    from time to time upon the reasonable request of Agent such other financial data and information in the possession of the Credit Parties (including finalized auditors’ management letters, status of litigation or investigations against the Borrower and any settlement discussions relating thereto (unless the Borrower in good faith believes that such disclosure could result in a waiver or loss of attorney work product, attorney client or other applicable privilege), property inspection and environmental reports with respect to the Pool Properties and information as to zoning and other legal and regulatory changes affecting the Credit Parties, Rent Roll, statements of NOI, and other information relating to the Real Estate of the Consolidated Group).
The Borrower shall reasonably cooperate with the Agent in connection with making available to the other Lenders or any prospective Lenders, if any, certain materials and/or information required by this Agreement to be provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Unless and until Agent or the Lenders receive written notification to the contrary, the Borrower hereby designates all Information Materials as “Private Information” for purposes of this Section and this Agreement. Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. The Agent shall distribute any such information to the other Lenders after receipt thereof, and may do so by electronic form in the same manner as provided in this §7.4. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent. The Borrower and the Guarantors authorize Agent and each Arranger to disseminate any such materials, including the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and each Arranger do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or any Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, any Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantor, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantor’s, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantor release Agent, the Arrangers and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, the Guarantor, their subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.
The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, the Guarantor, their Subsidiaries, their Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.
§7.5    Notices.
(a)    Defaults. The Borrower will promptly upon becoming aware of the occurrence of any Default or Event of Default notify the Agent in writing of the occurrence of such Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default.” If any Person shall give any written notice of a claimed default or take any other action in respect of a claimed default, whether or not constituting an Event of Default under this Agreement, under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower is an obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.
(b)    Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of: (i) any known Release, or threat of Release, of any Hazardous Substances in violation in any material respect of any applicable Environmental Law related to any Pool Property; (ii) any violation in any material respect of any Environmental Law that Borrower or any of its Subsidiaries, with respect to a Pool Property, reports in writing, or which is reportable by such Person in writing, or for which any written report supplemental to any oral report is made, to any federal, state or local environmental agency; or (iii) any written inquiry, proceeding, or investigation, or other action, including a written notice from any agency of potential environmental liability with respect to a Pool Property, of any federal, state or local environmental agency or board, the occurrence of which would reasonably be expected to result in a Material Adverse Effect.
(c)    [Intentionally Omitted]
(d)    Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any pending litigation and proceedings affecting any Credit Party or to which any Credit Party is a party involving an uninsured claim against any Credit Party that would reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, within ten (10) Business Days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.
(e)    ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.
(f)    Material Commercial Lease. The Borrower will promptly notify the Agent in writing of any Lease Default by a Tenant under its Material Commercial Lease of any Pool Property. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Tenant to Borrower or a Guarantor with respect to any Lease Default under such Tenant’s Material Commercial Lease of any Pool Property.
(g)    Ground Lease. If any Real Estate which is a Pool Property is subject to a Ground Lease under which a Guarantor is the lessee, the Borrower will promptly notify the Agent in writing of any written notice of default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease received by Borrower, and will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Guarantor under a Ground Lease.
(h)    Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent may, in its discretion forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
§7.6    Existence; Maintenance of Properties.
(a)    Each Credit Party will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation. Each Credit Party will preserve and keep in full force all of its rights and franchises, except: (i) where failure to do so would not reasonably be expected to have a Material Adverse Effect, or (ii) in connection with a transaction which will result in a release of the Guarantor or its Real Estate under § 5.3 or § 5.5. Borrower shall maintain its status as a real estate investment trust under the Code.
(b)    Borrower (i) will cause all of its assets used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in reasonably good condition, repair and working order, ordinary wear and tear and casualty excepted and supplied with all necessary equipment, all in accordance with their past practices and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of such assets as required to maintain material compliance with Applicable Law (including Environmental Laws) and to avoid the occurrence of a Material Adverse Effect.
§7.7    Insurance.
The Borrower and its Subsidiaries shall procure and maintain for the benefit of the Real Estate and/or each Subsidiaries will take commercially reasonable steps to ensure that their respective Tenants under Leases of Real Estate procure and maintain, insurance policies issued by such insurance companies with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as customarily carried by the owners of similar Real Estate. In addition, Borrower will procure and maintain for the benefit of the Pool Properties, and/or each Subsidiary Guarantor will take commercially reasonable steps to ensure that their respective Tenants under Leases of Real Estate procure and maintain, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably insured by Persons similarly situated and operating similar net leased properties acceptable to the Agent, taking into consideration the property size, use, and location, providing the following types of insurance: “All Risks” or “Special Form” property insurance, commercial general liability insurance, business interruption insurance, and umbrella liability insurance, and such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Pool Properties.
The Borrower or its Subsidiary shall pay all premiums on insurance policies. Borrower shall deliver certificates of insurance for all such policies to the Agent, and the Borrower shall promptly furnish to the Agent duplicate originals or certified copies of all such policies, all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least ten (10) days prior to the expiration date of the policies, Borrower shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Agent; provided, however, if Borrower is continuing insurance renewal negotiations at such date, then Borrower shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.
The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Pool Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7. All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Pool Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”
§7.8    Taxes; Liens. The Borrower will, and will cause its Subsidiaries to, duly pay and discharge or bond over, or cause to be paid and discharged, before the same shall become delinquent, all material taxes, material assessments and other material governmental charges imposed upon them or upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrower or its Subsidiaries; provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings, which in the case of any Collateral or Pool Property, shall suspend the collection thereof with respect to such property or which have been bonded, and neither such property nor any portion thereof or interest therein would be likely to be subject to sale, forfeiture, or loss by reason of such proceeding, and Borrower or any such Subsidiary shall have set aside on its books adequate reserves to the extent required in accordance with GAAP; provided further, that Borrower shall be permitted to have tax liens on the Hudson Correctional Facility so long as such tax lien is permitted under §8.2(xix).
§7.9    Inspection of Properties and Books. The Borrower will, and will cause their respective Subsidiaries to, permit the Agent (or its designees), at the Borrower’s expense, subject to the limitation set forth below, upon reasonable prior notice and during normal business hours (and without disrupting the conduct of business of Borrower or any of its applicable Subsidiaries or any tenant or other occupant at any property, and subject to the rights of any such tenant or occupant): (i) to visit and inspect any of the Real Estate of the Borrower or any of the Guarantors, subject to the rights of Tenants under their Leases; (ii) to examine the books of account of the Borrower and the other Credit Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower and other Credit Parties with, and to be advised as to the same by, Authorized Officers, all at such reasonable times and intervals as the Agent may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more than once in any twelve (12) month period. The Agent shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower and their respective Subsidiaries.
§7.10    Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause the other Subsidiaries to, comply in all respects with: (i) all Applicable Laws now or hereafter in effect wherever its business is conducted, including all Environmental Laws and ERISA, (ii) the provisions of its corporate charter, bylaws, limited liability company agreements and other charter documents, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by Applicable Laws for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) though (v) would not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or the other Credit Parties may fulfill any of its obligations hereunder, the Borrower or other Credit Parties will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof, except where the failure to obtain the foregoing would not reasonably be expected to have a Material Adverse Effect. From and after the date that is thirty (30) days after the Closing Date (or such later date as the Agent shall reasonable agree to) the Credit Parties shall maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions by the Credit Parties, their Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives that will act in any capacity in connection with or benefit from this Agreement.
§7.11    Further Assurances. The Borrower will, and will cause the other Credit Parties to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
§7.12    Property Management Agreements.
(a)    The Pool Properties shall be managed by the Property Manager pursuant to Property Management Agreements. No such Property Management Agreement shall be modified in any material respect that would be adverse to the Lenders, or terminated (unless replaced within thirty (30) days with a Property Management Agreement with a Qualified Manager), without Agent’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned.
(b)    All property management fees payable to the Property Manager or its Affiliates in connection with the Property Management Agreements related to the Real Estate, shall be subordinated to the Obligations and the Hedge Obligations.
§7.13    Business Operations. The Borrower shall, and shall cause the other Credit Parties to, operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. The Borrower and its Subsidiaries will not directly or indirectly, engage in any line of business other than the ownership, operation, lease and development of Real Estate or businesses incidental thereto.
§7.14    [Reserved].
§7.15    Ownership of Real Estate. All Real Estate included as Pool Properties shall be owned, or leased under a Ground Lease, directly by a Borrower or a Wholly Owned Subsidiary of Borrower.
§7.16    Distributions of Income to Borrower. Except as otherwise may be required by any Loan Document following an Event of Default, Borrower shall cause its Subsidiaries to promptly distribute to Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after: (a) the payment by such Subsidiary of any operating expenses, debt service, capital improvements, property management fees, and leasing commissions for such quarter, and (b) the establishment of reasonable reserves for the payment of operating expenses, debt service, and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties and other reasonable resources approved by such Subsidiary in the course of its business.
§7.17    Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the Pool Properties will be deemed to be Plan Assets at any time.
§7.18    [Reserved].
§8.    NEGATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan is outstanding or any of the Lenders has any obligation to make any Loans:
§8.1    Restrictions on Indebtedness. Unless otherwise approved (or deemed approved) by the Agent and the Lenders, no Credit Party, will (and will not permit any Subsidiary to) create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)    Indebtedness to the Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;
(b)    Indebtedness of Borrower constituting customary non-recourse carveout guaranties and environmental indemnifications or other Non-Recourse Exclusions with respect to Indebtedness permitted to be incurred by Subsidiaries of the Borrower;
(c)    Indebtedness of Subsidiary of the Borrower other than any Guarantor which is recourse only to the assets of such Subsidiary, with recourse to a Borrower limited to customary non-recourse carveout guaranties and environmental indemnifications or other Non-Recourse Exclusions;
(d)    current liabilities of the Credit Parties incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit, except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(e)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(f)    Indebtedness owed to any Person with respect to deductibles, premiums, claims and other amounts owed under or related to the Borrower’s former or active insurance programs.
(g)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(h)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(i)    Indebtedness incurred to any other landowners, government or quasi-government entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;
(j)    the Indebtedness set forth on Schedule 8.1 hereto as of the Closing Date;
(k)    Indebtedness of the Borrower arising from customary agreements providing for deferred compensation, indemnification, adjustments of purchase price (including any “earnouts” or “vesting” provisions) or similar obligations, in each case entered into in connection with any Investments permitted pursuant to this Agreement;
(l)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;
(m)     obligations under cash management agreements, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(n)    Capitalized Leases or operating leases of vehicles or office equipment which, in each instance, are entered into by the Borrower or the Property Manager in the ordinary course of the business or otherwise permitted under this Agreement;
(o)    Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks;
(p)    [Intentionally Omitted]; and
(q)    all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of §8.1(a) through §8.1(n) above.
Notwithstanding anything in this Agreement to the contrary, none of the Indebtedness described in §8.1 above shall have any of the Pool Properties or any interest therein or any direct ownership interest in any Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, provided that Subsidiaries of the Borrower other than a Guarantor to incur Indebtedness are not precluded from incurring any Indebtedness which would be prohibited by the terms of this §8.1, and provided, further, that no Investment permitted under § 8.3 shall be deemed Indebtedness prohibited by this § 8.1.
§8.2    Restrictions on Liens, Etc. Except any Permitted Lien or as otherwise permitted in this Agreement or any other Loan Document, no Credit Party will:
(a)    create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge or other security interest of any kind upon any of their respective material property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom;
(b)    transfer any of their material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other material obligation in priority to payment of its general creditors;
(c)    acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement except pursuant to purchase and sale agreements for, or options to acquire, Real Estate;
(d)    suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors;
(e)    sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or
(f)    incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”);
provided that notwithstanding anything to the contrary contained herein, no Event of Default shall occur by reason of Liens arising out of work performed by a Tenant with respect to the space demised under such Tenant’s Lease, so long as Borrower is diligently prosecuting and pursuing its rights and remedies under such Lease to cause such Tenant to remove such Lien; provided, further, that notwithstanding anything to the contrary contained herein, Borrower and/or a Subsidiary may create or incur or suffer to be created or incurred or to exist (each, a “Permitted Lien”):
(i)    Liens on assets other than Pool Properties (A) to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) to the extent not required to be paid under §7.8 or (B) claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by Borrower in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;
(ii)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(iii)    deposits to secure the performance of bids, trade contracts, leases (other than Capitalized Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(iv)    judgment liens on assets other than Collateral with respect to judgments that do not constitute an Event of Default;
(v)    Liens consisting of pledges or security interests in the Equity Interests of any Subsidiary which is not a Credit Party or an Equity Subsidiary and securing Indebtedness which is permitted by §8.1;
(vi)    encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, and landlord’s or lessor’s liens under leases to which Borrower or a Subsidiary is a party, which do not individually or in the aggregate have a Material Adverse Effect;
(vii)    Liens solely on any cash earnest money deposit made by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement;
(viii)    Liens in favor of the Agent, the Lenders and the Lender Hedge Providers under the Loan Documents to secure the Obligations and the Hedge Obligations;
(ix)    Liens on real property other than Collateral or Pool Properties securing or entered into in connection with any Indebtedness permitted under §8.1(c);
(x)    Liens on assets other than Collateral or Pool Properties or deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;
(xi)    the rights of Tenants under Leases or sub-Leases, including with respect to security deposits or other escrowed or deposited funds;
(xii)    Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or Section 4-208 of the Uniform Commercial Code) or any comparable or successor provision on items in the course of collection, and (b) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;
(xiii)    Liens that are contractual rights of set-off (x) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (y) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;
(xiv)    Liens securing Capitalized Leases and operating leases of vehicles or office equipment which, in each instance, are entered into in the ordinary course of the business or otherwise permitted under this Agreement and, with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets financed by such Capitalized Leases;
(xv)    Liens reflected in the Title Policies and property searches delivered to Agent in connection with any Pool Property and which Agent did not object to in writing (provided that this clause shall not preclude the Agent or the Required Lenders from refusing to designate, or from disqualifying, any Real Estate as a Pool Property as a result of a Lien not permitted under another clause of this §8.2);
(xvi)    Liens on assets other than Collateral or Pool Properties arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business;
(xvii)    Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA, Environmental Laws, or the Liens described in subsection xviii immediately below) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(xviii)    the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business (including Liens arising under any deposit of funds into an escrow account solely in respect of such claims), which (i) (A) are not overdue for a period of more than thirty (30) days and no action has been taken to enforce such Liens, or (B) if more than thirty (30) days overdue, such Liens are being contested in good faith and by appropriate proceedings, which such contest shall suspend the collection thereof or the claim shall be bonded, the property subject to the claim shall not be likely to be subject to sale, forfeiture, or loss by reason of such contest, and adequate reserves shall be maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries; and
(xix)    Additional Liens on assets other than Collateral and Pool Properties not otherwise described in subclauses (i) through (xviii) of this §8.2 in the aggregate amount not to exceed $2,000,000, provided that no more than $500,000 of such $2,000,000 relates to assets other than the Hudson Correctional Facility.
§8.3    Restrictions on Investments. No Credit Party will (and will not permit any Subsidiary to) make or permit to exist or to remain outstanding any Investment except:
(a)    Direct or indirect investments in Real Estate or in entities the principal asset of which is Real Estate (subject to the limitations set forth in §§8.3(e)–(i)), including publicly traded real estate investment trusts (whether directly or through one or more Subsidiaries of the Borrower);
(b)    Investments in Cash and Cash Equivalents; provided that any Investment that when made complies with the requirements of the definition of “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with the such requirements;
(c)    Investments in Subsidiaries of Borrower consisting of Real Estate and Investments described in §8.3(b) and §8.3(d);
(d)    Investments in connection with Derivatives Contracts required to be maintained or permitted hereunder;
(e)    Payments or prepayments of Indebtedness permitted under this Agreement including § 8.9;
(f)    Investments in Land Assets, provided that the aggregate Investment therein shall not exceed ten percent (10%) of Total Asset Value;
(g)    Investments in Development Properties, provided that the aggregate Investment therein shall not exceed five percent (5%) of Total Asset Value;
(h)    Investments in Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed five percent (5%) of Total Asset Value.
(i)    Subject to the limitations and requirements set forth in §§7.16, 8.4, and 8.9, Investments made after the Closing Date by any Credit Party in any other Credit Party;
(j)    deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by §8.2;
(k)    Hedge Agreements permitted pursuant to §8.1;
(l)    Investments in the form of Restricted Payments permitted pursuant to §9.9;
(m)    Guarantees permitted pursuant to §8.1; and
(n)    Investments in a Material Subsidiaries of the Credit Parties that become Additional Guarantors; provided that such Additional Guarantors shall comply with the requirements of §5.2.
Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Consolidated Group in the Investments described in §§8.3(f), (g), and (h) exceed ten percent (10%) of Total Asset Value at any time.
§8.4    Merger, Consolidation. No Credit Party will become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent and the Lenders except for the merger or consolidation of one or more of the Subsidiaries of a Borrower (other than any Subsidiary that is a Guarantor) with and into such Borrower (it being understood and agreed that in any such event such Borrower will be the surviving Person). Neither the Borrower or its Subsidiaries may sell, transfer or dispose of assets that are not Legacy Assets in a single transaction or a series of transactions with a Total Asset Value of more than 25% of Total Asset Value of the Consolidated Group in any four quarters without the reasonable approval of the Agent.
§8.5    Sale and Leaseback. Neither Borrower nor any Subsidiary will, without the prior written consent of Agent and the Required Lenders, enter into any arrangement, directly or indirect, whereby such Person shall sell or transfer any Real Estate owned by it in order that then or thereafter such Person shall lease back such Real Estate.
§8.6    Compliance with Environmental Laws. The Borrower will not do or permit any of the Credit Parties to do, and will use commercially reasonable efforts to prevent any Tenants from doing, any of the following: (a) use of any Pool Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of a Borrower’s or its Tenants’ business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Pool Properties any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws or as otherwise disclosed in environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, (c) generate any Hazardous Substances on any of the Pool Properties except for quantities of Hazardous Substances used in the ordinary course of its Tenants’ business and in compliance with all applicable Environmental Laws, or (d) directly or indirectly transport or arrange for the transport of any Hazardous Substances except in compliance with all Environmental Laws), except, any such use, generation, conduct or other activity described in clauses (a) to (d) of this §8.6 which would not reasonably be expected to have a Material Adverse Effect.
The Borrower and its Subsidiaries shall:
(i)    if any Release or disposal of Hazardous Substances which Borrower or any Subsidiary may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose such Borrower or a Subsidiary to liability shall occur or shall have occurred on any Pool Property (including any such Release or disposal occurring prior to the acquisition or leasing of such Pool Property by the Borrower), Borrower shall, after obtaining knowledge thereof, cause prompt containment and removal of such Hazardous Substances and remediation of the Pool Property in full compliance with all applicable Environmental Laws; provided, that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings and no action shall have been commenced by any enforcement agency. The Agent may engage in its own Environmental Engineer to review the environmental assessments and the compliance with the convents contained herein.
At any time after an Event of Default shall have occurred and be continuing hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Pool Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating: (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Pool Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Pool Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Pool Property materially complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Pool Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws or which otherwise may expose such Person to liability under Environmental Laws, or that any of the Pool Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Pool Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating: (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Pool Property and (ii) whether the use and operation of such Pool Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Pool Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Pool Property and the use and operation thereof with all applicable Environmental Laws. All reasonable expenses of environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.
§8.7    Asset Sales. The Borrower will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction or unless replaced with an asset of equal value in the ordinary course of business, and subject in all instances to §5.3 hereof.
§8.8    Pool Properties. The Borrower and respective Subsidiaries Guarantors shall not, directly or indirectly:
(a)    use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Pool Properties by any Tenant, in any manner which violates any Applicable Law or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which would otherwise result in the commencement of any proceedings under the Civil Asset Forfeiture Reform Act. Without limiting the foregoing, no Credit Party shall, and shall not knowingly suffer or permit a Tenant under any Lease to, violate any Laws in any material respect affecting a Pool Property, including the Controlled Substances Act, and upon learning of any conduct contrary to this Section, such Credit Party shall immediately take all actions reasonably expected under the circumstances to terminate any such use of the Pool Property, including: (a) to give timely notice to an appropriate law enforcement agency of information that led such Credit Party to know such conduct had occurred, and (b) in a timely fashion to revoke or make a good faith attempt to revoke permission for those engaging in such conduct to use the Pool Property or to take reasonable actions in consultation with a law enforcement agency to discourage or prevent the illegal use of the Pool Property;
(b)    without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any real estate, initiate or permit any zoning reclassification of any Pool Property or seek any variance under existing zoning ordinances applicable to any Pool Property or in any event use or knowingly permit the use of any Pool Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Applicable Laws if such nonconforming use would reasonably be expected to have a Material Adverse Effect; and
(c)    without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Pool Property regardless of the depth thereof or the method of mining or extraction thereof.
§8.9    Restriction on Prepayment of Indebtedness. After the occurrence and continuance of an Event of Default, except as otherwise approved by Agent in order to cure such Event of Default, the Credit Parties will not (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Material Indebtedness other than the Obligations and the Hedge Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed primarily from the proceeds of a new loan or Equity Interests issued by Borrower or its Subsidiaries which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate (other than any Pool Properties) which is satisfied primarily from the proceeds of a sale of the Real Estate securing such Indebtedness or such Equity Interests; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.
§8.10    Derivatives Contracts. Except as authorized by Agent, Borrower is not currently a party to, nor will it be a party to any Hedging Contract.
§8.11    Transactions with Affiliates. Borrower shall not permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate other than any Subsidiary of a Borrower, except (i) transactions in connection with the Management Agreements in accordance with §7.12, (ii) transactions set forth on Schedule 8.11 attached hereto, (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iv) transactions solely among Credit Parties, and (v) distributions permitted under §9.9.
§8.12    Intentionally Omitted.
§8.13    Changes to Organizational Documents. The Borrower shall not amend or modify, or permit the amendment or modification of, the limited liability company agreements or other formation or organizational documents of any Credit Party thereof in a manner adverse to the Lenders, without the prior written consent of Agent.
§8.14    Sanctions and Anti-Terrorism. The Borrower shall not, at any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to Agent any certification or other evidence requested from time to time by Agent in its sole discretion, confirming the compliance of Borrower with this section. The Borrower shall not and shall not permit any other Credit Party or any other Subsidiary to, use any proceeds of the Loans or any Letter of Credit (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (y) for the purpose of funding any activities or business of or with any Sanctioned Person, or in any Designated Jurisdiction, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
§8.15    ERISA. Borrower shall not create, maintain or become obligated to contribute to any Plan or Multiemployer Plan, as such terms are defined in Sections 3(2), 3(37) and 4001(a)(3) of ERISA without Agent’s prior written consent, which consent shall not be unreasonably withheld.
§9.    FINANCIAL COVENANTS.
The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans, the Borrower shall comply at all times with the following covenants. Compliance with the following covenants shall be tested quarterly, as of the close of each fiscal quarter:
§9.1    Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not exceed sixty percent (60%).
§9.2    Minimum Fixed Charge Coverage Ratio. The ratio of Adjusted Consolidated EBITDA determined for the most recently ended four (4) fiscal quarters to Consolidated Fixed Charges for the most recently ended four (4) fiscal quarters (the “Fixed Charge Coverage Ratio”), shall be greater than 1.5 to 1.0.
§9.3    Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth shall not be less than (i) eighty five percent (85%) of the Consolidated Tangible Net Worth determined as of the Closing Date (using values from the most recent quarter end prior to the Closing Date) plus (ii) (1) seventy five percent (75%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party) received by any member of the Consolidated Group at any time from the issuance of stock (whether common, preferred or otherwise) or other Equity Interests of any member of the Consolidated Group after the date of this Agreement.
§9.4    Maximum Consolidated Variable Rate Indebtedness. The Consolidated Variable Rate Indebtedness of the Consolidated Group shall not exceed thirty-five percent (35%) of Total Asset Value.
§9.5    Maximum Recourse Indebtedness. No one in the Consolidated Group shall have any Recourse Indebtedness.
§9.6    [Intentionally Omitted].
§9.7    Maximum Cross-Collateralized Non-Recourse Debt. The Consolidated Group’s cross-collateralized Consolidated Non-Recourse Indebtedness shall not exceed $20,000,000.
§9.8    Pool Covenants. The Borrower shall comply with the following covenants:
(a)    Pool Value. The Pool Value shall be at least $100,000,000 at all times.
(b)    Pool Size. The Pool shall contain at least three (3) Pool Properties at all times.
(c)    At all times from and after August 15, 2020, the Pool will be subject to the following concentration limits:
(i)    MSA. No single MSA shall comprise more than 35% of Pool Value.
(ii)    Pool Property Concentration. No single Multi-Family Asset shall comprise greater than fifty percent (50%) of the Multi-Family Pool Value.
(iii)    Value - Add Multi-Family Asset Value. Value - Add Multi-Family Asset Value shall comprise less than 35% of the Multi-Family Pool Value.
The failure of the Pool Properties to comply with §9.8 (c) above shall not constitute an Event of Default, provided that Net Operating Income will exclude any such Pool Property that fails to so comply with §9.8 (c) above for purposes of calculating Pool Property Availability (including with respect to the mandatory prepayment requirements in §3.2) and any financial covenant in §§9.1 through 9.7, and §9.8(a) and (b).
§9.9    Maximum FFO Payout Ratio. The Borrower and its Subsidiaries will not declare or make any distributions or other Restricted Payments except that, so long as no Default or Event of Default exists or would exist as a result thereof, (a) at any time during the term of the Loans, Borrower may purchase or redeem shares in an amount not to exceed $20,000,000 in the aggregate and (b) notwithstanding the limitation in the foregoing subsection (a), from and after January 1, 2020, Borrower and its Subsidiaries may pay dividends or distributions to its members for any fiscal quarter in an amount not to exceed 50% of the Borrower’s and its Subsidiaries’ Funds From Operations for the prior fiscal quarter, which such amounts may include Borrower’s redemption of shares.  Notwithstanding the foregoing, at all times, irrespective of whether a Default or Event of Default may exist, Borrower may pay the minimum amount necessary for Borrower to maintain its status as a real estate investment trust under the Code and any Subsidiary may declare or pay any dividends to Borrower in accordance with §7.16.
§10.    CLOSING CONDITIONS.
The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction or the Lenders’ waiver of the following conditions precedent:
§10.1    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.
§10.2    Certified Copies of Organizational Documents. The Agent shall have received from each Credit Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Pool Properties are located and an authorized officer, manager or member of such Person, as applicable, to be true and complete, of the corporate charter or operating agreement and/or other organizational agreements of such Credit Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.
§10.3    Resolutions. All action on the part of each Credit Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.
§10.4    Incumbency Certificate; Authorized Signers. The Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Credit Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Credit Party and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of such Credit Party under the Loan Documents.
§10.5    Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to each Credit Party in form and substance reasonably satisfactory to the Agent.
§10.6    Payment of Fees. The Borrower shall have paid to the Arrangers and the Agent, for its own account and the account of the Lenders, the fees payable pursuant to §4.2.
§10.7    Performance; No Default. On the Closing Date there shall exist no Default or Event of Default.
§10.8    Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents shall be true and correct in all material respects on the Closing Date, unless such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects on such date.
§10.9    Compliance Certificate. The Agent shall have received (i) a Compliance Certificate dated as of the date of the Closing Date demonstrating pro forma compliance with each of the covenants calculated therein and (ii) the most recent audited Consolidated Financing Statements of Borrower, which shall include Borrower’s financial performance for the prior two (2) years and unaudited intention Consolidated Financial Statements of Borrower for each calendar quarter following the most recent audited Financial Statement of Borrower.
§10.10    Patriot Act; Anti-Terrorism Laws. The Borrower and each of the Credit Parties shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent in order to comply with the requirements of any Anti-Terrorism Laws, including, the Patriot Act and any applicable “know your customer” rules and regulations.
§10.11    Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Eligible Real Estate asset included in the Pool as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.
§10.12    Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member, governmental or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
§10.13    Material Adverse Effect. No Material Adverse Effect shall have occurred.
§10.14    Repayment. The Agent shall have received evidence satisfactory to it that, simultaneous with the initial Loan advance hereunder, all amounts due under the credit facilities that, prior to the Closing Date, were secured by Liens on the Collateral or the initial Pool Properties shall be repaid in full and all liens on assets of the Credit Parties securing such Indebtedness shall be irrevocably discharged.
§10.15    Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.
§11.    CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make any Advance of Loans or issue or extend any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction or Agent’s waiver of the following conditions precedent:
§11.1    Prior Conditions Satisfied. All conditions set forth in §10 shall have been satisfied or waived by the Agent as of the Closing Date and the conditions set forth in §5.2 shall continue to be satisfied as of the date upon which any Advance or Loan is to be made or any Letter of Credit issued or extended.
§11.2    Representations True; No Default; No Material Adverse Effect. Each of the representations and warranties made by or on behalf of the Credit Parties contained in this Agreement and the other Loan Documents or any Eligible Real Estate Qualification Document shall be true in all material respects as of the date made and as of the time of the making of such Loan or the issuance of any Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date). No Default or Event of Default or Material Adverse Effect shall have occurred and be continuing.
§11.3    Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, a Compliance Certificate) as required by §2.5 and those documents required pursuant to §5.2 and §5.4, with each Loan Request being deemed a certification of Borrower that such Real Estate will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate as a Pool Property) each of the other conditions to the acceptance of Real Estate as a Pool Property, and Borrower shall have delivered to Agent an updated Schedule PP in connection with any Loan Request.
§12.    EVENTS OF DEFAULT; ACCELERATION; ETC.
§12.1    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    the Borrower shall fail to pay any principal of the Loans or any reimbursement obligations with respect to the Letters of Credit when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)    the Borrower shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable, or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) Business Days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    any of the Borrower or the other Credit Parties or any of their respective Subsidiaries, to the extent applicable, shall fail to perform any other term, covenant or agreement contained in (i)  §§8.1, 8.2, 8.3, 8.4, 8.9, 8.13, 8.14, and/or 8.15, or (ii) §9;
(d)    any of the Borrower or the other Credit Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite Borrower’s diligent efforts but is susceptible of being cured, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of one hundred twenty (120) days from Borrower’s receipt of Agent’s original notice; provided that with respect to any defaults under §7.4, §7.5, §7.7, or §7.9 no additional cure period following the initial thirty (30) day cure period shall be provided with respect to such defaults;
(e)    any representation or warranty made by or on behalf of the Credit Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated; provided, however, that as to any such false or misleading representation or warranty which was unintentionally made to Agent or any Lender and which can be made true and correct by action of Borrower, Borrower shall have a period of thirty (30) days following Borrower’s Knowledge of such falsity to undertake and complete all action necessary to make such representation or warranty, true and correct in all material respects;
(f)    any Credit Party or any Subsidiary thereof shall fail to pay when due (including, at maturity), or within any applicable period of notice and grace, any principal, interest or other amount on account of any obligation under any Material Indebtedness, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any material obligation under any Material Indebtedness, and the holder or holders of such Material Indebtedness or of any obligations issued thereunder have accelerated the maturity thereof;
(g)    any of the Borrower, other Credit Party or a Subsidiary that had previously been valued at $10,000,000 or more in accordance with GAAP: (i) shall make an assignment for the benefit of creditors, or admit in writing in a legal proceeding its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
(h)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, other Credit Party, or Subsidiary or any substantial part of the assets of any thereof or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;
(i)    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, other Credit Party, or Subsidiary or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(j)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any Credit Party or any Subsidiary that is not a Guarantor that, either individually or in the aggregate, exceed in excess of the greater of $2,500,000, in any calendar year;
(k)    any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms hereof or thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Credit Parties, or any court or any other Governmental Authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(l)    any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Credit Parties or any of the Subsidiaries of a Borrower shall occur or any sale, transfer or other disposition of the assets of any of the any of the Credit Parties or any of the Subsidiaries shall occur, in each case of any of the foregoing, in violation of the express terms of this Agreement or the other Loan Documents;
(m)    the failure of Borrower to maintain its status as a real estate investment trust under the Code;
(n)    the failure of any Credit Party or its Subsidiaries to remediate within the time period required by applicable law or lawful governmental order (or within a reasonable time given the nature of the problem if no specific time period has been given) material environmental matter with respect to Hazardous Substances, in violation of applicable law, related to (i) any Pool Properties or (ii) any other Real Estate whose aggregate book values are in excess of Ten Million Dollars ($10,000,000) after all administrative hearings and appeals have been concluded or waived;
(o)    except as permitted herein, any Change of Control shall occur;
(p)    the failure of any Credit Party to pay money to the PBGC or any Guaranteed Pension Plan as and when due;
(q)    the violation of any Non-Recourse Exclusions or other non-recourse carveout set forth in a guaranty or indemnity which results in what would otherwise be Non-Recourse Indebtedness becoming Recourse Indebtedness to Borrower; or
(r)    an “Event of Default” as defined in any of the other Loan Documents shall occur;
then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letter of Credit, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default by Borrower specified in §12.1(g), §12.1(h), or §12.1(i), all such amounts shall become immediately due and payable automatically (“Acceleration”) and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. If demanded by Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. In the event the Borrower fails to deliver such cash collateral, upon demand by Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit to be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts pledged or funded hereunder to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.
§12.2    Certain Cure Rights. In the event that there shall occur any Default or Event of Default that affects only a certain Pool Property or the Guarantor which is the owner of such Pool Property and the removal of the Pool Property from the definition of “Pool Property” would cure the Default, then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Pool Property from the calculation of the Pool (and the Borrower’s compliance with § 3.2 as a result thereof), in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.
§12.3    Termination of Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then, immediately and without any action on the part of the Agent or any Lender any unused portion of, the Commitments hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue or renew Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate Commitments and the Lenders shall have no further obligation to make Loans or issue or renew Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower or any other Credit Party of its obligations to the Lenders arising under this Agreement or the other Loan Documents.
§12.4    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lender shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note or any Lender Hedge Provider is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Credit Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including reasonable attorney’s fees . No delay or omission on Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
§12.5    Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Credit Parties, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
(b)    Second, to all other Obligations and Hedge Obligations (including any Letter of Credit Liabilities and any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in the following order; provided, that (i) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.12; (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata; and (iii) Obligations owing to the Lender Hedge Providers with respect to Lender Hedge Obligations shall be made among the Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable:
(i)    To any other fees and expenses due to the Lenders or the Issuing Lender until paid in full;
(ii)    [reserved];
(iii)    to payment of interest on all Loans and Letter of Credit Liabilities, for the ratable benefit of the Lenders and the Issuing Lender, until paid in full;
(iv)    [reserved];
(v)    payments of principal of all Loans and Letter of Credit Liabilities, to be paid to the Lenders and the Issuing Lender equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons until paid in full; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent to be held as cash collateral in the Cash Collateral Account; and
(vi)    to any Hedge Obligations owed to the Lender Hedge Providers, pro rata;
(vii)    to payment of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Agent, the Issuing Lender and/or the Lenders until paid in full; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
§12.6    Remedies in Respect of Hedge Obligations. Notwithstanding any other provision of this Agreement or other Loan Document, each Lender Hedge Provider shall have the right, with prompt notice to the Agent, but without the approval or consent of or other action by the Agent, the Issuing Lenders or the Lenders, and without limitation of other remedies available to such Lender Hedge Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Hedge Obligation and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Derivatives Contracts to which it is a party in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Lender Hedge Provider and (d) to prosecute any legal action against the Borrower, any Credit Party or other Subsidiary to enforce or collect net amounts owing to such Lender Hedge Provider pursuant to any Derivatives Contract.
No Lender Hedge Provider that obtains the benefits of §12.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Derivative Contracts with respect to Hedge Obligations unless the Agent has received written notice of such Derivatives Contracts, together with such supporting documentation as the Agent may request, from the applicable Lender Hedge Provider.
§12.7    Cash Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations and Hedge Obligations, each Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent, the Lenders, and the Lender Hedge Providers as provided herein, a security interest in all of its right, title and interest in and to any Cash Collateral Account and the balances from time to time in any Cash Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in any Cash Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in any Cash Collateral Account shall be subject to withdrawal only as provided in this section.
(b)    Amounts on deposit in any Cash Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in any Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in any Cash Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in any Cash Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(d)    If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in any Cash Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations of any Defaulting Lender after giving effect to §2.12(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Cash Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time.
(f)    The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Cash Collateral Account and investments and reinvestments of funds therein. Each Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Cash Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Cash Collateral Account.
§13.    SETOFF.
Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held, but excluding any payroll, employee benefit, fiduciary, trust and tax withholding accounts used exclusively for such purposes) or other sums credited by or due from any Lender or any Affiliate thereof to any Credit Party and any securities or other property of such parties in the possession of such Lender or any Affiliate may, without notice to Borrower or any other Credit Party (any such notice being expressly waived by Borrower) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or any other Credit Party to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Borrower or any Credit Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Loan or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Loans held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Loans held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
§14.    THE AGENT.
§14.1    Authorization. Each of the Lenders hereby irrevocably appoints HNB as the Agent and authorize the Agent to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent,” it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
§14.2    Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
§14.3    No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders (or such greater number of Lenders as may be expressly required pursuant to §28.2), as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”
§14.4    No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower or any of its Subsidiaries, or the value of the Collateral or any other assets of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and HNB in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or HNB. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
§14.5    Payments.
(a)    A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Fed Funds Rate from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, each payment of the Borrower hereunder shall be applied in accordance with §2.12(d).
(b)    If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
§14.6    Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
§14.7    Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
§14.8    Agent as Lender. In its individual capacity, HNB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.
§14.9    Resignation; Removal. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender (with the Commitment Percentage of the Lender which is acting as Agent shall not be taken into account in the calculation of Required Lenders for the purposes of removing Agent in the event of the Agent’s willful misconduct or gross negligence). Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender shall be reasonably acceptable to the Borrower and shall have a minimum Commitment of at least $5,000,000. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender hereunder by a successor Agent and, if applicable, Issuing Lender, such successor Agent and, if applicable, Issuing Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and the retiring or removed Agent and, if applicable, Issuing Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent and, if applicable, Issuing Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.
§14.10    Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of the Collateral within such period with respect to the Real Estate. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions’, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.
§14.11    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.
§14.12    Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of Borrower and its Subsidiaries: (a) Real Estate may be subject to a taking pursuant to the power of eminent domain, (b) Borrower and its Subsidiaries may desire to enter into easements or other agreements affecting the Real Estate, or take other actions or enter into other agreements in the ordinary course of business which may require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to: (x) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Real Estate, or (y) with the consent of the Agent, execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s and any Subsidiary’s business.
§14.13    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
§14.14    Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each applicable Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.
§14.15    Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, and the provisions of §14.12 the provisions of this Article 14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.
§14.16    Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Notwithstanding the foregoing, Hedge Obligations (and any guaranties in respect thereof) shall be excluded from the application described in §12.5 if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Lender Hedge Provider or from the Borrower (including if such Hedge Obligation has been disclosed in the financial statements of the Consolidated Group delivered to the Agent and Lenders under §7.4). Each Lender Hedge Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of §14 for itself and its Affiliates as if a “Lender” party hereto.
§15.    EXPENSES.
The Borrower agrees to pay (a) the reasonable and documented out-of-pocket costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, documentary or intangibles taxes in connection with the Loan Documents, (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable and documented fees, expenses and disbursements of one outside counsel to the Agent and one local counsel in each applicable jurisdiction to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated), (d) all other reasonable and documented out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation or enforcement of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral or Pool Properties (in connection with each Advance and/or otherwise), the review of leases, the making of each Loan hereunder, the issuance of Letters of Credit, and the out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments or the Loans pursuant to §18 hereof, (e) without duplication, all reasonable and documented out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees and costs, of one outside counsel to the Agent and one local counsel in each applicable material jurisdiction and not more than one primary counsel, and one local counsel in each applicable material jurisdiction for all other Lenders and one additional counsel (for all such persons taken as whole) as necessary in the event of an actual conflict of interest among the Lenders and/or the Administrative Agent) incurred by the Agent or any Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents or the administration thereof or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans after the occurrence of an Event of Default, in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on Lenders’ security interest in any Collateral or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Lender’s’ relationship with the Borrower, and (iii) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all related agreements, (f) all reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches or UCC filings, title run-downs or title searches (g) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ fees and costs of one counsel) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans in accordance with the terms of this Agreement. For the avoidance of doubt, expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with: (t) appraisals and insurance reviews; (u) environmental examinations and reports; (v) field examinations and the preparation of reports based thereon; (w) the fees charged by a third party retained by Agent or the internally allocated fees for each Person employed by Agent with respect to each field examination; (x) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Lender; (y) taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) the recording of any mortgages, filing of any financing statements and continuations, and other actions to perfect, protect, and continue Lenders' security interests; (z) sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and (aa) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§16.    INDEMNIFICATION.
The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arrangers and each Related Party of any of the foregoing Persons (each such Person being an “Indemnitee”) against, and hold each Indemnitee harmless from any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel and one local counsel in each material applicable jurisdiction , for the Agent, and not more than one primary counsel, and one local counsel in each applicable material jurisdiction for all other Lenders and one additional counsel (for all such persons taken as a whole) as necessary in the event of an actual conflict of interest among the Lenders and/or the Administrative Agent), of every nature and character incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Credit Party) arising out of, in connection with, or as a result of any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including: (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Real Estate the Loans by parties claiming by or through Borrower, (b) any condition of the Real Estate, (c) any Loan or Letter of Credit or any actual or proposed use by the Borrower or any other Credit Party of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right by any Credit Party, (e) any Credit Party entering into, delivering or performing this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license by any Credit Party or relating to the Real Estate, (g) the violation or alleged violation of any Environmental Law, the Release, alleged Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, and (i) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, whether brought by a third party or by the Borrower or by any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided, however, that the Borrower shall not be obligated under this §16 or otherwise to indemnify any Indemnitee for liabilities to the extent they are arising from (x) such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, (y) a dispute solely among the Indemnitees, or (z) breach of this Agreement or any other Loan Document by such Indemnitee. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select counsel and, in accordance with the foregoing indemnity, the Borrower agree to pay promptly the reasonable and documented out-of-pocket fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder. The provisions of this §16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages, etc. arising from any non-Tax claim. Notwithstanding anything set forth in this Agreement or the other Loan Documents to the contrary, in no event shall any Credit Party be liable for (i) fees and expenses of more than one counsel plus local or special counsel to collectively represent all Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees, and in such case, not more than two separate sets of counsel for the collective representation of all Indemnitees) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, or (ii) any settlement of an proceeding effected without Borrower’s written consent (which shall not be unreasonably, withheld, conditioned or delayed).
§17.    SURVIVAL OF REPRESENTATIONS.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any other Credit Party or their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, Guarantor, or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
§18.    ASSIGNMENT AND PARTICIPATION.
§18.1    Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment of any Class and the same portion of the Loans of such Class at the time owing to it and the Notes held by it, and further including for purposes of this §18.1, participations in Letters of Credit); provided that (a) the Agent and the Issuing Lender and, so long as no Event of Default has occurred and is continuing hereunder, Borrower, shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to an Approved Fund, to an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment of such Class in the event an interest in the Loans of such Class is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit E annexed hereto (“Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to (i) any Affiliate of a Credit Party or the Property Manager, or (ii) any Defaulting Lender or any of its Subsidiaries, and (e) such assignee shall acquire an interest in the Loans and Commitments of any Class of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans and Commitment of the assignor), unless waived by the Agent, and so long as no Event of Default has occurred and is continuing, Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement in the Register, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder (including the requirements under §4.3(i)), (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, any Credit Party and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §18.4. Borrower agree to promptly reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
§18.2    Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain at one of its offices in the United States a copy of each assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and stated interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500. This §18.2 shall be construed so that all Loans and Commitments are at all times maintained in “registered form” within the meaning of Section 163(f), Section 871(h)(2) and Section 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
§18.3    New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) payable to such assignee and its registered assigns in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note payable to the assigning Lender and its registered assigns in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
§18.4    Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Liabilities) and the other Loan Documents to any Person (other than a natural Person, Defaulting Lender, or Borrower or Guarantor, or any of their respective Affiliates) (each a “Participant”); provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including rights granted to the Lenders under §4.7, §4.8 and §4.9, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower and Borrower shall continue to deal solely and directly with Agent in connection with such Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents, (e) such participant shall be entitled to the benefits of §4.3 (subject to the requirements and the limitations herein, including the requirements under §4.3(i) (it being understood that any documentation required to be delivered under §4.3(i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, but shall not be entitled to receive any greater payment under §4.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (f) such sale is effected in accordance with all Applicable Laws, and (g) such participant shall not be an Affiliate of the Borrower, the Trust, or the Property Manager, or which is not otherwise free from influence or control by any of the Borrower and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender or a natural Person (or a holding company, investment vehicle or trust fund or owned and operated for the primary benefit of, a natural Person); provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.8), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or Guarantor (except as otherwise permitted under §5.3). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except in the case of a Participant asserting any right of set-off pursuant to §13, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
§18.5    Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority, or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
§18.6    No Assignment by Borrower. The Borrower shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.
§18.7    Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, but in all events subject to the terms hereof. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures and Applicable Laws to hold confidential all non-public information obtained from Borrower that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures and Applicable Laws to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7 and agree to destroy or return all confidential information if it does not become an assignee or participant), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless prohibited by Applicable Law or court order, each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and provide (if permitted under Applicable Laws) Borrower a reasonable opportunity to challenge the disclosure or require that such disclosure be made under seal. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
§18.8    Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.
§18.9    Amendments to Loan Documents. Upon any such assignment or participation, the Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.
§18.1    Mandatory Assignment by Non-Consenting Lender. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby and is approved by the Required Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including an Assignment and Acceptance Agreement in the form attached hereto as Exhibit E and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.10 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).
§19.    SEVERAL OBLIGATIONS; NO LIABILITY; NO RELEASE. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) the obligations of Lenders hereunder to make Advances of Loans and to make payments pursuant to §14.7 are several and not joint and (ii) such obligations are and shall remain the several, and not joint, obligations of Lenders despite that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of the Agent in its capacity as such, and not by or in favor of Lenders. The failure of any Lender to make any Loan or to make any payment under §14.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under §14.7. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to the Borrower or any other Person to take any action on behalf of another Lender hereunder or in connection with the financing contemplated herein. In furtherance of the foregoing, Lenders shall comply with their obligations to make Loans, and to make payments pursuant to §14.7: (x) regardless of the occurrence of any Default or Event of Default hereunder or under any Loan Document; (y) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (z) any bankruptcy, insolvency or other like event with regard to the Borrower or any Guarantor. Such obligations of Lenders are in all regards independent of any claims between the Agent and any Lender.
§20.    NOTICES.
(a)    Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §20 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 20, or by e-mail or other electronic delivery if confirmed by personal delivery, overnight courier or United States mail.
(b)    Each Notice shall be effective upon being personally delivered or the next Business Day after being sent by overnight courier, or three (3) Business Days after being deposited in the United States Mail as aforesaid, or if transmitted email or other electronic delivery, upon being sent and confirmation of receipt, so long as the confirmation by personal delivery, overnight courier or United States mail is actually made. By giving at least ten (10) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
(c)    Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantor, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.
(d)    Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(e)    Borrower hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
§21.    RELATIONSHIP. Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any other Credit Party, or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§22.    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWER, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON‑EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER, THE AGENT AND THE LENDERS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §  20 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER EXIST AND BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §  20 HEREOF. BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.
§23.    HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§24.    COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§25.    ENTIRE AGREEMENT, ETC. This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §28.
§26.    WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE PARTIES HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §26. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §26 WITH LEGAL COUNSEL AND THAT EACH PARTY HERETO AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§27.    DEALINGS WITH THE BORROWER. The Agent, the Lenders and their Affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, HNB or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which such Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with such Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to such Borrower, confidential information obtained from other companies. Each Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of such Borrower and its Affiliates.
§28.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
§28.1    Amendments Generally. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrower or the other Credit Parties, as the case may be.
§28.2    Additional Lender Consents. Notwithstanding the foregoing, none of the following may occur without the written consent of the Lenders as set forth herein: (a) a reduction in the rate of interest on any Loans or Notes (other than a reduction or waiver of default interest), a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents, a change in the amount or date fixed for any payment of any fee payable to a Lender hereunder, or the postponement of any date fixed for any payment of principal of or interest on the Loans, in each case, without the written consent of each Lender adversely affected thereby; (b) an increase in the amount of the Commitment of any of the Lenders, except as provided in §2.11 or §18.1, or the reinstatement of any Commitment terminated pursuant to §12.4 without the written consent of each Lender adversely affected thereby; (c) an extension of the maturity date of any Class of Loans, except as provided in §2.9, without the written consent of each Lender of such Class; (d) a change in the manner of distribution of any payments to the Lenders or the Agent without the written consent of all of the Lenders; (e) the release of Borrower, other Credit Party, or any Collateral except as otherwise provided in §5.3 or § 5.5 without the consent of all of the Lenders; (f) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders, without the written consent of all of the Lenders; (g) [reserved]; (h) any modification to require a Lender to fund a pro rata share of a request for an Advance of Loans made by the Borrower other than based on its Applicable Percentage without the written consent of each Lender adversely affected thereby; (i) while any Term Loans or New Term Loans remain outstanding (A) amend, modify or waive any provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders to make Revolving Credit Loans when such Lenders would not otherwise be required to do so, or (B) change the amount of the Letter of Credit Sublimit, in each case, without the written consent of the Revolving Credit Lenders constituting the Required Lenders of the Revolving Credit Lenders; (j) an amendment to the definition of Commitment Percentage, Revolving Credit Commitment Percentage, Term Loan Commitment Percentage, New Term Loan Commitment Percentage, or Applicable Percentage without the written consent of each Lender affected thereby, (k) an amendment to this §28.2 without the written consent of all of the Lenders; (l) any amendment, consent, or waiver that would result in a Change of Control of the Borrower or any Guarantor without the written consent of all of the Lenders; (m) an amendment to §2.13, §4.3(a), §12.4, §12.5, or §13 without the written consent of all of the Lenders, or (n) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action without the written consent of all of the Lenders.
§28.3    Amendment of Agent’s Duties, Etc. There shall be no amendment, modification or waiver of §14 or any other provision in the Loan Documents that affects the rights or duties of the Agent under this Agreement or any of the other Loan Documents without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.
§28.4    Defaulting Lender Votes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
§28.5    Technical Amendments. Notwithstanding anything to the contrary in this Agreement, including this §28, this Agreement may be amended by the Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date as provided in §2.9. Notwithstanding anything to the contrary in this §28, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Lender. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. The Agent will provide a copy of any such amendment to the Lenders promptly after execution thereof.
§29.    SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§30.    TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.
§31.    NO UNWRITTEN AGREEMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
§32.    REPLACEMENT NOTES. Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§33.    NO THIRD PARTIES BENEFITED. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrower and its Subsidiaries, the Lenders, the Agent, the Lender Hedge Providers, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of their Subsidiaries of any development or the absence therefrom of defects.
§34.    IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with HNB or any other Lender. What this means: When an entity or person opens an account or establishes a relationship with HNB or any other Lender, HNB or such Lender may ask for the name, address, date of birth, and other information that will allow HNB or such Lender to identify the entity or person who opens an account or establishes a relationship with HNB or such Lender. HNB or such Lender may also ask to see identifying documents for the entity or person. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.
§35.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
§36.    JOINT AND SEVERAL LIABILITY. Each of the Guarantors covenants and agrees that each Guarantor is obligated, pursuant to the Guaranty, to repay all Obligations and Hedge Obligations (provided that the Hedge Obligations shall not include any Excluded Hedge Obligations) as joint and several obligors under the Loan Documents and each applicable Derivatives Contract and that each and every covenant and obligation of any Guarantor hereunder and under the other Loan Documents shall be the joint and several obligations of each Guarantor, but subject to the limitations set forth in § 38(e) below.
§37.    ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWER.
§37.1    [Reserved].
§37.2    Waiver of Supplemental Stay. Each of the Credit Parties represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Credit Parties at any time following the execution and delivery of this Agreement, none of the Credit Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Credit Parties or against any property owned by such other Credit Parties.
§37.3    Waiver of Defenses. To the extent permitted by Applicable Law, each of the Credit Parties hereby waives and agrees not to assert or take advantage of any defense based upon:
(a)    Any right to require Agent or the Lenders to proceed against the other Credit Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Credit Party hereunder or under any other Loan Document;
(b)    The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;
(c)    Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;
(d)    Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;
(e)    Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Borrower pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Credit Party, Agent, any Lender, any endorser or creditor of the Credit Parties or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;
(f)    Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Credit Party or the rights of a Credit Party to proceed against the other Credit Parties for reimbursement, or any of them;
(g)    Any right or claim of right to cause a marshaling of the assets of the Credit Parties;
(h)    Any duty on the part of Agent or any Lender to disclose to the Credit Parties any facts Agent or any Lender may now or hereafter know about the Credit Parties or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Credit Party intends to assume or has reason to believe that such facts are unknown to the Credit Parties or has a reasonable opportunity to communicate such facts to the Credit Parties, it being understood and agreed that each Credit Party is fully responsible for being and keeping informed of the financial condition of the other Credit Parties, of the condition of the Pool Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by the Credit Parties hereunder and under the other Loan Documents;
(i)    Any inaccuracy of any representation made by or on behalf of Borrower or any other Credit Party contained in any Loan Document;
(j)    Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;
(k)    Subject to compliance with the provisions of this Agreement, any sale or assignment by a Credit Party or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;
(l)    Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;
(m)    Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;
(n)    An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Credit Parties) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Credit Party or the Collateral owned by it;
(o)    Any modifications of the Loan Documents or any obligation of the Credit Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;
(p)    Any release of a Credit Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;
(q)    Any action, occurrence, event or matter consented to by the Credit Parties under any provision hereof, or otherwise;
(r)    The dissolution or termination of existence of any Credit Party;
(s)    Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;
(t)    Any defense of the Credit Parties, other than that of prior performance, including the invalidity, illegality or unenforceability of any of the Obligations;
(u)    To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Credit Parties might otherwise be entitled, it being the intention that the obligations of the Credit Parties hereunder are absolute, unconditional and irrevocable; or
(v)    Subject to compliance with the provisions of this Agreement, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.
§37.4    Additional Waivers. Each of the Credit Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Credit Parties may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including those assets owned by the other of the Credit Parties) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Credit Parties further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Credit Parties further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either the Credit Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Credit Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Credit Party or its assets under the Loan Documents.
§37.5    Subordination. So long as any Commitments have not been terminated or any Loans or Letters of Credit are outstanding, each of the Credit Parties hereby expressly defers and agrees during the continuance of an Event of Default (a) not to assert any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other for reimbursement of any such payments. In connection with the foregoing, during the continuance of an Event of Default, each of the Credit Parties expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to the Lenders or Agent against the other of the Credit Parties, (ii) any rights to enforce any remedy which the Lenders or Agent may have against the other of the Credit Parties and any rights to participate in any Collateral or any other assets of the other Credit Parties. In addition to and without in any way limiting the foregoing, each of the Credit Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Credit Parties to all indebtedness of the Credit Parties to the Lenders and Agent, and agrees with the Lenders and Agent that, during the continuance of an Event of Default, neither of the Credit Parties shall claim any offset or other reduction of such Credit Party’s obligations hereunder because of any such indebtedness and, during the continuance of an Event of Default, shall not take any action to obtain any of the Collateral or any other assets of the other Credit Parties so long as the Loans are outstanding.
§38.    ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.
(a)    Without limiting any other provision of §37, each Credit Party acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrower pursuant to this Agreement; that the benefits received by such Credit Party are reasonably equivalent consideration for such Credit Party’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include the access to capital afforded to the Borrower pursuant to this Agreement from which the activities of such Credit Party will be supported, the refinancing of certain existing indebtedness of such Credit Party secured by such Credit Party’s Real Estate from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Real Estate owned by such Credit Party were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Credit Party is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Credit Party desires to enter into an allocation and contribution agreement with each other Credit Party as set forth in this §38 and agrees to subordinate and subrogate any rights or claims it may have against other Credit Party as and to the extent set forth in §37.
(b)    During the continuance of an Event of Default, in the event any one or more Credit Parties (any such Credit Party, a “Funding Credit Party”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Credit Party’s payment of and/or performance on the Obligations or Hedge Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned, directly or indirectly, by such Funding Credit Party (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loans and the satisfaction of all of the Credit Parties’ other Obligations under the Loan Documents or the Hedge Obligations, such Funding Credit Party shall be entitled to contribution from each benefited Credit Party for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Credit Party’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §37, be made within ten (10) days after demand therefor.
(c)    If a Credit Party (a “Defaulting Credit Party”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all the Credit Parties’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Credit Party to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Credit Party, including the right to receive a portion of such Defaulting Credit Party’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Credit Party failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Credit Party, all other Credit Parties shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.
(d)    In the event that at any time there exists more than one Funding Credit Party with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Credit Parties pursuant hereto shall be equitably allocated among such Funding Credit Parties. In the event that at any time any Credit Party pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Credit Party shall be deemed to be a Funding Credit Party to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Credit Parties in accordance with the provisions of this §38.
(e)    It is the intent of each Credit Party, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Credit Party’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Credit Party hereunder (or any other obligations of such Credit Party to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Credit Party in such proceeding as a result of Applicable Laws, including (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Credit Party hereunder (or any other obligations of such Credit Party to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions.” Accordingly, to the extent that the obligations of a Credit Party hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Credit Party shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Credit Party under the Avoidance Provisions, would not cause the obligations of such Credit Party hereunder (or any other obligations of such Credit Party to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Credit Party for payment on account of the Obligations, would not cause the obligations of such Credit Party hereunder (or any other obligations of such Credit Party to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §38(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Credit Party hereunder to be subject to avoidance under the Avoidance Provisions, and no Credit Party or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
(f)    For purposes of §37 and §38, the terms “Credit Party” and “Credit Parties” shall be deemed to also include each Equity Subsidiary to the extent of the Liens granted by such Equity Subsidiary to the Agent, for the benefit of the Lenders, pursuant to the Loan Documents.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:
Highlands REIT, Inc., a Maryland corporation By: /s/ Paul Melkus Name: Paul Melkus Title: Authorized Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT, ISSUING LENDER, AND LENDERS:

THE HUNTINGTON NATIONAL BANK By: /s/ Mary Ann Weiss Name: Mary Ann Weiss Title: Authorized Signer

FIRST FINANCIAL BANK

By:     /s/ John E. Wilgus II
Name:     John E. Wilgus II
Title:     Senior Vice President

MIDFIRST BANK

By:     /s/ Todd Wright
Name:    Todd Wright
Title:    Senior Vice President

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